EXHIBIT 2.1

STOCK AND ASSET PURCHASE AGREEMENT

by and among

MEDTRONIC, INC.,

MEDTRONIC XOMED INSTRUMENTATION, SAS,

and

INTEGRA LIFESCIENCES CORPORATION,

DATED AS OF SEPTEMBER 12, 2014

EXHIBIT A –	FORM OF AGENCY AGREEMENT
EXHIBIT B –	FORM OF COMPANY SUPPLY AGREEMENT
EXHIBIT C –	FORM OF DISTRIBUTION AGREEMENT
EXHIBIT D –	FORM OF JACKSONVILLLE SUPPLY AGREEMENT
EXHIBIT E –	FORM OF TRANSITION SERVICES AGREEMENT
EXHIBIT F –	FORM OF BILLS OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT G –	FORM OF TRADEMARK ASSIGNMENTS
EXHIBIT H –	FORM OF PATENT ASSIGNMENT

Glossary of Defined Terms

Defined Terms	Defined in Section
Accounting Firm	Section 2.3(d)(ii)
Acquired Laproscopic Business	Section 5.15(b)
Act	Section 3.1(c)
Action	Section 1.1
Affiliate	Section 1.1
Agreed Accounting Principles	Section 2.3(d)(i)
Agreement	Preamble, Section 9.9
Asset Sale	Section 2.2(a)
Assignment and Assumption Agreement	Section 2.4(c)(iv)
Assumed Contracts	Section 2.2(a)(ii)
Assumed Liabilities	Section 2.2(c)
Audit	Section 6.4(a)
Basket	Section 8.1(b)
Benefit Plan	Section 3.1(p)(xi)
Bills of Sale	Section 2.4(c)(iv)
Business	Recitals
Business Assets	Section 2.2(a)
Business Contracts	Section 3.1(o)(i)
Business Day	Section 1.1
Business Intellectual Property	Section 3.1(s)(i)
Business Leases	Section 3.1(l)
Buyer	Preamble
Buyer Disclosure Schedule	Section 1.1
Buyer Indemnified Parties	Section 8.1(a)
Claim Notice	Section 8.3(a)
Claims	Section 8.3(a)
Closing	Section 2.4(a)
Closing Consideration	Section 2.3(a)
Closing Consideration Disbursement Schedule	Section 2.3(b)
Closing Date	Section 2.4(a)
Company	Preamble
Company Employee Accrual	Section 1.1
Company Employees	Section 3.1(p)(iv)
Company Financial Information	Section 1.1
Company Plan	Section 3.1(p)(xi)
Company Supply Agreement	Section 1.1
Competitive Business	Section 1.1
Competitive Products	Section 1.1
Comptes d’associés	Section 2.4(b)(i)
Confidential Information	Section 5.3(a)
Confidentiality Agreement	Section 1.1
Contract	Section 1.1
Copyrights	Section 1.1 (“Intellectual Property”)

Counter Notice	Section 8.3(c)(i)
De Minimis Claim Threshold	Section 8.1(b)
Designated Buyer Subsidiaries	Section 1.1
Direct Claim	Section 8.3(a)
Dispute	Section 8.3(c)(ii)
Division	Section 5.15(a)
Division FMV	Section 5.15(a)(ii)
Distribution Agreement	Section 1.1
Domain Names	Section 1.1 (“Intellectual Property”)
Employee Plan	Section 1.1
Encumbrance	Section 1.1
Environmental Law	Section 1.1
Equipment	Section 2.2(a)(i)
Exchange Act	Section 1.1
Excluded Asset	Section 1.1
Excluded Company Assets	Section 1.1
Excluded Liability	Section 1.1
FDA	Section 1.1
Final Purchase Price Adjustment Statement	Section 2.3(d)(ii)
GAAP	Section 1.1 (“Material Adverse Effect”)
Governmental Entity	Section 1.1
Governmental Filings	Section 3.1(f)
Hazardous Materials	Section 1.1
Indebtedness	Section 1.1
Indemnified Party	Section 8.3(a)
Indemnifying Party	Section 8.3(a)
Information	Section 1.1
Initial Purchase Price Adjustment Statement	Section 2.3(d)(i)
Integra LifeSciences	Preamble
Intellectual Property	Section 1.1
Intellectual Property Contracts	Section 1.1
Jacksonville Supply Agreement	Section 1.1
Knowledge of Buyer	Section 1.1
Knowledge of Parent	Section 1.1
Law	Section 1.1
Leased Real Property	Section 3.1(l)
Losses	Section 8.1(a)
Material Adverse Effect	Section 1.1
Maximum R&W Indemnification Amount	Section 8.1(b)
Notice of Disagreement	Section 2.3(d)(ii)
Notice Period	Section 8.3(b)(i)
Ordinary Course of Business	Section 1.1
Ordre de Mouvement	Section 2.4(b)(i)
Organizational Documents	Section 1.1
Outside Date	Section 7.1(a)(ii)
Owned Real Property	Section 3.1(l)

Parent	Preamble
Parent Disclosure Schedule	Section 1.1
Parent Indemnified Parties	Section 8.2
Parties; Party	Section 1.1
Patent Assignment	Section 2.4(c)(v)
Patents	Section 1.1 (“Intellectual Property”)
Permits	Section 1.1
Permitted Encumbrances	Section 1.1
Person	Section 1.1
Personal Data	Section 1.1
Post-Closing Tax Period	Section 1.1
Pre-Closing Tax Period	Section 1.1
Pro Forma Financial Statements	Section 3.1(i)(i)
Products	Recitals
Product Registrations	Section 3.1(x)(i)
Purchase Price	Section 2.3(a)
Purchase Price Adjustment Amount	Section 2.3(d)(vi)
Purchase Price Allocation	Section 2.3(c)
Registre des mouvements de titres	Section 2.4(b)(i)
Representatives	Section 1.1
Retention Bonuses and Benefit Acceleration Amount	Section 1.1
Retention Bonuses	Section 1.1
Right of First Refusal	Section 5.15(a)
Sale	Section 2.3(a)
Seller	Recitals
Selling Companies	Section 1.1
Selling Companies’ Inventory	Section 1.1
Shares	Recitals
Solvent	Section 1.1
Specified Third-Party Claims	Section 1.1
Stock Sale	Section 2.1(a)
Straddle Period	Section 1.1
Subsidiaries	Section 1.1
Support Services	Section 5.11
Survival Expiration Date	Section 9.4
Target	Section 5.15(a)
Target Selected Net Assets	Section 1.1
Tax	Section 1.1
Tax Return	Section 1.1
Third Party Claim	Section 8.3(a)
Trademark Assignments	Section 2.4(c)(v)
Trademarks	Section 1.1 (“Intellectual Property”)
Transaction Documents	Section 1.1
Transfer Taxes	Section 1.1
Transferable Product Registrations	Section 2.2(a)(v)
Transferred Employee Accrual	Section 1.1

Transferred Employees	Section 1.1
Transferred Intellectual Property	Section 2.2(a)(iv)
Transition Services Agreement	Section 1.1
Triggering Transaction	Section 5.15(a)
Valuation Firm	Section 5.15(a)(ii)
Websites	Section 1.1 (“Intellectual Property”)
willful and intentional	Section 7.1(b)

STOCK AND ASSET PURCHASE AGREEMENT

THIS STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 12, 2014, is entered into by and among Medtronic, Inc., a Minnesota corporation (“Parent”), Medtronic Xomed Instrumentation, SAS, a French corporation (the “Company”), and Integra LifeSciences Corporation, a Delaware corporation (“Buyer” or “Integra LifeSciences”).

RECITALS

WHEREAS, Parent, through Medtronic B.V., a Netherlands company (“Seller”), the Company and the other Selling Companies (as defined below), is engaged in the business of developing, manufacturing, marketing and distributing reusable hand surgical instrument products, including the products set forth on Schedule A attached hereto, which are specialized for ear, nose and throat and laparoscopic procedures (the “Products”), and providing related services (collectively, the “Business”);

WHEREAS, Seller beneficially owns all of the issued and outstanding shares of the Company (the “Shares”);

WHEREAS, Parent, through its control and ownership of the Selling Companies, directly or indirectly, owns the Business Assets (as defined below);

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, the Shares, upon the terms and subject to the conditions set forth herein;

WHEREAS, Buyer desires to acquire from Parent and the other Selling Companies, and Parent desires to sell to Buyer, the Business Assets held by the Selling Companies, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the Closing and as a material inducement to the willingness of the parties to enter into this Agreement, Parent (or an Affiliate thereof) will enter into the Transaction Documents (as defined below).

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, the following terms, when used in this Agreement and the exhibits, schedules, and other documents delivered in connection herewith, shall have the meanings assigned to them in this Section 1.1.

“Action” means any action, claim, complaint, investigation, petition, suit, arbitration proceeding or other proceeding, whether civil or criminal, in law or in equity before any Governmental Entity or arbitrator.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Agency Agreement” means the Independent Sales Representative Agreement, substantially in the form attached as Exhibit A attached hereto, to be entered into by Integra LifeSciences Corporation, Medtronic, Inc. and Medtronic International Trading Sarl at the Closing.

“Business Day” means any day other than a Saturday or Sunday or any day banks in the United States or France are closed generally.

“Buyer Disclosure Schedule” means the schedules which are attached hereto pursuant to Article III and delivered by Buyer, if any.

“Closing Purchase Price Adjustment Amount” means, as determined in accordance with Section 2.3(d):

(a) the categories of current assets of the Company (including the net book value of the Selling Companies’ Inventory but excluding assets that constitute Excluded Company Assets) as of the end of the day immediately preceding Closing, calculated in U.S. Dollars and in accordance with U.S. GAAP and the calculation of Target Selected Net Assets, as set forth on Schedule 1.1(a);

plus (b) cash and cash equivalents and intercompany receivables of the Company as of the end of the day immediately preceding the Closing (after giving effect to the Special Dividend), calculated in U.S. Dollars and in accordance with U.S. GAAP and the calculation thereof as of April 25, 2014 set forth on Schedule 1.1(a);

minus (c) all accounts payable, accrued expenses and any other liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with U.S. GAAP of the Company, including the Company Employee Accrual Amount, as of the end of the day immediately preceding the Closing Date, calculated in U.S. Dollars and in accordance with U.S. GAAP; provided, for the avoidance of doubt, that this paragraph (b) shall not include any amounts included in the calculation of paragraph (e) below;

minus (d) all liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with U.S. GAAP arising under the Assumed Contracts that constitute Assumed Liabilities, as of the end of the day immediately preceding the Closing Date, calculated in U.S. Dollars and in accordance with U.S. GAAP; provided, for the avoidance of doubt, that this paragraph (c) shall not include any amounts included in the calculation of paragraphs (d) or (e) below;

minus (e) the Transferred Employee Accrual Amount; and

minus (f) the Retention Bonuses and Benefit Acceleration Amount.

The Closing Purchase Price Adjustment Amount may be greater than, equal to or less than zero.

“Company Employee Accrual” means all salary rights and other liabilities including employer social security contributions that both (i) are related to Company Employees with respect to periods prior the Closing (e.g. prorated paid vacations and rest days as of the Closing Date, dismissal, retirement or mutual termination indemnities for termination, retirement, or dismissals initiated prior to Closing, quarterly bonuses due under the “SIP”, “MIP” or “Customer Service Incentive” Employee Plans as of the Closing Date, bonuses for shift workers and Parent and national seniority rewards that relate to periods prior to Closing, seniority bonuses that relate to periods prior to Closing and profit sharing and voluntary profit sharing payments with respect to periods on or prior to the Closing); and (ii) will have to be paid by the Company after the Closing, excluding the Retention Bonuses and Benefit Acceleration Amount.

“Company Employee Accrual Amount” means the amount of all rights and liabilities that constitute the Company Employee Accrual, calculated in U.S. Dollars and in accordance with U.S. GAAP.

“Company Financial Information” means (i) Audited Combined Statement of Assets Acquired and Liabilities Assumed of the Business as of April 25, 2014, (ii) Audited Combined Statement of Revenues and Direct Expenses of the Business for the fiscal year ended April 25, 2014, (iii) Unaudited Combined Statement of Revenues and Direct Expenses of the Business for interim quarter-end periods ending after April 25, 2014 and before the Closing Date and for any corresponding interim quarter end period for the prior fiscal year, (iv) Unaudited Combined Statement of Assets Acquired and Liabilities Assumed of the Business as of the end of interim quarter-end periods ending after April 25, 2014 and before the Closing Date and (v) Unaudited Combined Statement of Revenues and Direct Expenses of the Business for the three months ended April 25, 2014 and April 26, 2013.

“Company Supply Agreement” means the Transitional Supply Agreement, substantially in the form attached as Exhibit B attached hereto, to be entered into by and among the Company, Medtronic Xomed, Inc. and Medtronic PS Medical, Inc. at the Closing.

“Competitive Business” means the business of developing, manufacturing, marketing, distributing or selling Competitive Products.

“Competitive Products” means any surgical instrument designed primarily for use in an ear, nose, throat or laproscopic procedure that is independent, re-usable, handheld, non-powered, non-energized and not connected to a monitoring device, including ENT Competitive Products; provided, however, that “Competitive Products” shall not include any of the foregoing if such instrument: (i) was designed and is promoted and intended solely for use in conjunction with a specific ear, nose or throat implant (including a stent, balloon, prosthesis or device for hearing restoration); or (ii) was designed and is promoted and intended solely for use in conjunction with, and is connected to, a specific powered or energized kind of equipment including a nerve integrity monitor, an image guided surgery system, a drill, a micro-debrider, an RF and/or ultrasound generator, an endoscope and related endoscopic accessories or any drug delivery system(s).

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Parent and Buyer, dated July 3, 2012, as the same may be amended from time to time.

“Contract” means any written agreement, lease, commitment, arrangement, instrument, understanding or license other than Permits.

“Designated Buyer Subsidiaries” means (i) Newdeal SAS, a company organized under the laws of France; (ii) Integra LifeSciences (Ireland) Limited, a company organized under the laws of the Republic of Ireland and (iii) Integra LifeSciences Services (France) SAS, a company organized under the laws of France.

“Distribution Agreement” means the Distribution Agreement, substantially in the form attached as Exhibit C attached hereto, to be entered into by Integra LifeSciences (Ireland) Limited, Parent and Medtronic International Trading Sarl at the Closing.

“Employee Plan” means each written and unwritten plan, program, policy, agreement, arrangement or Contract, whether funded or unfunded, required by statute or otherwise, that is a welfare-benefit, life insurance, short-term or long-term disability, medical, dental, accident, income replacement, bonus or incentives, employee loans, stock purchase, savings, stock appreciation, stock option, equity incentive, restricted stock, stock bonus, profit sharing, thrift, incentive, pension (including top-up pension plans), vacation pay, service award, moving expense, qualified or non-qualified deferred compensation, retirement, termination pay, salary reduction, severance, retention, change-of-control, fringe benefit, employment or similar employee benefit plan, program, policy, agreement, arrangement or Contract.

“Encumbrance” means any pledge, security interest, lien, charge, mortgage, deed of trust, hypothecation, conditional sale, pre-emptive right, covenant, right of first refusal, retention of title clause, claim or restriction (whether on voting, sale or disposition).

“ENT Competitive Business” means the business of developing, manufacturing, marketing, distributing or selling ENT Competitive Products.

“ENT Competitive Products” means any surgical instrument designed primarily for use in an ear, nose or throat procedure that is independent, re-usable, handheld, non-powered, non-energized and not connected to a monitoring device; provided, however, that “ENT Competitive Products” shall not include any of the foregoing if such instrument: (i) was designed and is promoted and intended solely for use in conjunction with a specific ear, nose or throat implant (including a stent, balloon, prosthesis or device for hearing restoration); (ii) was designed and is promoted and intended solely for use in conjunction with, and is connected to, a specific powered or energized kind of equipment including a nerve integrity monitor, an image guided surgery system, a drill, a micro-debrider, an RF and/or ultrasound generator, an endoscope and related endoscopic accessories or any drug delivery system(s) or (iii) was designed and is promoted and intended solely for use in conjunction with a laparoscopic procedure.

“Environmental Law” means applicable federal, state, local or foreign Law relating to pollution of the environment or the release or threatened release of Hazardous Materials or otherwise relating to the use, storage, handling, production, control or clean-up of any Hazardous Materials and all Laws with regard to the record keeping, notification, disclosure and reporting requirements with respect to Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Asset” means any asset of the Selling Companies that is not a Business Asset.

“Excluded Company Assets” means those assets of the Company set forth on Schedule 1.1(b).

“Excluded Liability” means any liability that is not an Assumed Liability, including any (i) Indebtedness, or (ii) liability to the extent arising from or relating to any Excluded Asset or Excluded Company Asset.

“FDA” means the U.S. Food and Drug Administration.

“Governmental Entity” means any national, supranational, state, provincial, regional, municipal, local or foreign government, instrumentality, subdivision, department, court, administrative agency, or commission or other authority or regulatory or administrative body thereof, or any quasi-governmental or private body exercising any regulatory, administrative, executive, judicial, taxing, importing or other governmental authority.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. §300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Indebtedness” means, as of any date, the Company’s amount of: (i) indebtedness for borrowed money, including indebtedness evidenced by a note, bond, debenture or similar instrument; (ii) all obligations under capital leases; (iii) all obligations in respect of letters of credit or acceptances issued or created for the account of the Company or any of its Affiliates; (iv) liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements; and (v) any guarantee of any such obligations described in clauses (i) and (iv) of this definition; provided that Indebtedness shall not include (A) trade and other ordinary course payables and accrued expenses arising in the Ordinary Course of Business, (B) deferred compensation, pension and other post-employment benefit liabilities, (C) take or pay obligations arising in the Ordinary Course of Business and (D) Taxes.

“Information” means all information about any Person or its business that is not available to the general public and all records (including records in electronic form) and documents containing such information.

“Intellectual Property” means any and all of the following as exists in any jurisdiction throughout the world: (i) patents and patent applications, utility models and industrial designs, and all applications and registrations therefor, together with all re-issuances, divisions, renewals, revisions, extensions, reexaminations, provisionals, continuations and continuations-in-part with respect thereto and including all foreign equivalents (collectively “Patents”), (ii) trademarks, service marks, trade dress, trade names, domain names, logos and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Trademarks”), (iii) copyrights and copyrightable works including software, other than software or other works that are generally commercially available, and applications and registrations and renewals therefor (collectively, “Copyrights”), (iv) websites (“Websites”) and domain names (“Domain Names”), (v) rights to use the name of a natural person, (vi) trade secrets, proprietary information and other know-how, including design history files and design master files; and (vii) registrations and applications for any of the foregoing (including, for the avoidance of doubt, extensions and renewals thereof),

“Intellectual Property Contracts” means any and all Contracts relating to Intellectual Property pursuant to which rights in Intellectual Property are in any manner transferred, conveyed, granted, licensed, restricted or waived (excluding Contracts where the transfer, conveyance, grant, license, restriction or waiver of Intellectual Property rights is merely incidental to such Contract).

“Jacksonville Supply Agreement” means the Supply Agreement, substantially in the form attached as Exhibit D attached hereto, to be entered into by Medtronic Xomed, Inc. and Buyer at the Closing.

“Knowledge of Buyer” means the actual knowledge of David Sirolly.

“Knowledge of Parent” means the actual knowledge of any of Gabby Anchondo, Nicolas Deflandre, Emmanuel Dujarric, Simon Duquenne, Marie Garnes, Howard Hechler, Marie Anne Morane, Vince Racano, Katie Straw, John Williams and in addition, includes with respect to matters relating to Intellectual Property, Actions or compliance with Law, the actual knowledge of Howard Hechler or Vince Racano after reasonable inquiry with Medtronic’s internal legal counsel or counsels having primary responsibility with respect to such matters for the Business.

“Law” means any statute or law (including common law), code, ordinance, decree, judgment, rule, treaty, regulation or order (including any judicial or administrative interpretation thereof) of any applicable Governmental Entity.

“Material Adverse Effect” means any change, event, development or effect that, individually or in the aggregate with all other changes, events, developments or effects, has, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Business, taken as a whole, or the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby, other than any change, event, development or effect resulting from, relating to or arising out of (i) an event or series of events or circumstances affecting (a) the European, United States or global economy generally or capital, credit, debt or financial markets generally, including changes in interest or exchange rates, (b) political conditions generally of France, the United States or any other country or jurisdiction in which the Business operates or (c) the industry in which the Business operates generally (including legislative, regulatory, accounting and litigation matters); (ii) acts of God or other calamities, national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iii) changes in Law or in the generally accepted accounting principles (“GAAP”) in the United States or France, or the enforcement or interpretation thereof; (iv) any actions taken, or failures to take action, in each case as required pursuant to this Agreement or any other Transaction Document or to which Buyer has consented in writing; (v) the failure, in and of itself, of the Business to meet budgets, plans or forecasts (whether internal or otherwise) of its revenues, earnings or the financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or will be, a Material Adverse Effect); or (vi) matters resulting from the announcement of this Agreement and the transactions contemplated hereby or by any other Transaction Document or from any communication by Buyer or any of its Affiliates or Representatives of its plans or intentions (including in respect of Company Employees and Transferred Employees) with respect to the Business or any adverse change in customer, distributor employee, supplier, financing source, licensor, sub-licensor, stockholder or similar relationships resulting from any of the foregoing in this clause (vi), provided that in the case of clauses (i)(a) through (c) above such change, event, development or effect does not affect the Company or the Business Assets in a substantially disproportionate manner.

“Ordinary Course of Business” means actions that (i) are consistent with the past practices of the Business, or (ii) are similar in nature, style and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of the Business.

“Organizational Documents” means certificates of incorporation, articles of incorporation, certificates of formation, bylaws, operating agreements, partnership agreements or trust documents or agreement or other similar documents relating to the incorporation, formation, organization or creation of an entity.

“Parent Disclosure Schedule” means the schedules which are attached hereto pursuant to Article III and delivered by Parent.

“Parties” means Buyer, Parent and the Company, and “Party” means any of them.

“Permits” shall mean each permit, certificate, license, consent, approval, clearance or authorization of any Governmental Entity.

“Permitted Encumbrances” means (i) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, none of which are overdue; (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, and warehousemen’s liens which have arisen or been incurred in the Ordinary Course of Business that secures an amount that is not overdue; (iii) Encumbrances approved in writing by Buyer; (iv) Encumbrances for Taxes, assessments and other governmental charges not yet delinquent or contested in good faith; (v) requirements and restrictions of zoning, building and other similar Laws; (vi) statutory liens of landlords for amounts not yet due and payable; (vii) liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (viii) in the case of Intellectual Property, any Intellectual Property Contracts set forth in Schedule 3.1(o)(i) of the Parent Disclosure Schedule; and (ix) leases, subleases, easements, covenants and other imperfections of title, if any, which, individually and in the aggregate, are not reasonably likely to materially impair the continued use of the asset or property to which they relate, as used on the date of Closing.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Personal Data” means (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees, and (ii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Representatives” means, with respect to a Party hereto, such Party’s directors, officers, managers, employees, accountants, counsel, financial advisors, consultants and other advisers or representatives.

“Retention Bonuses and Benefit Acceleration Amount” means, to the extent, if any, the following are liabilities of the Company or an Assumed Liability (a) the aggregate amount payable for Retention Bonuses, plus employer social security contributions payable with respect thereto, plus (b) all salary rights and other liabilities including employer social security contributions that both (i) are related to Company Employees or Transferred Employees with respect to undertakings related to the execution of the Transaction Documents (e.g., acceleration of long term incentive plans or stock options or cash compensation payable with respect to the termination of rights under long term incentive plans or stock options); and (ii) will have to be paid by the Company, the Buyer, or the applicable Designated Buyer Subsidiary after the Closing, pursuant to Article L.1224-2 of the French Employment Code or otherwise, in each case excluding the Retention Bonuses, all as calculated in accordance with the estimate thereof set forth in Schedule 1.1(c).

“Retention Bonuses” means the bonuses payable to Company Employees or Transferred Employees under the agreements, in the amounts, set forth in Schedule 1.1(d).

“Selling Companies” means Parent, Seller and those Affiliates of Parent set forth on Schedule 1.1(e).

“Selling Companies’ Inventory” means all finished goods inventory and work-in-process of the Products, and the raw materials, parts and supplies, and components designated in the Ordinary Course of Business for use in the manufacture of the Products, in each case owned by Parent or any of its Affiliates, provided, in the case of trunk stock, samples and consignment in the field, only to the extent readily accessible by Parent or its Affiliates.

“Solvent” means, with respect to any Person, that (i) the property of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (ii) the present fair saleable value of the property of such Person exceeds the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured; (iii) such Person has adequate capital to carry on its business; and (iv) such Person does not intend or believe it will incur debts beyond its ability to pay as such debts mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become actual or matured liabilities.

“Special Dividend” means the cash dividend to be made from the Company to Seller prior to the Closing, not to exceed 2,200,000 euros.

“Specified Third-Party Claim” means any Third Party Claim by the FDA or non-United States equivalent Governmental Entity.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiaries” means, with respect to any specified Person, (i) a corporation fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such entity.

“Target Selected Net Assets” means an amount equal to $3,890,000, as set forth on Schedule 1.1(a).

“Tax” means all taxes or forms of taxation (other than deferred tax), whether direct or indirect, levies, assessments, tariffs, fees, duties (including customs duties), contributions or charges, including income tax, corporation tax, franchise tax, capital gains tax, gross receipts tax, withholding tax, local taxes, value added tax, sales and use tax, excise tax, transfer tax, registration duties, real and personal property tax, production, business and occupation tax, disability, employment, payroll, severance and social security contributions (or similar arrangement), or withholding tax or other tax, levy, contribution, duty, fee, assessment or charge imposed by any Governmental Entity, as well as any interest, penalties, fines or other charges related thereto.

“Tax Benefit” means any actual Tax savings resulting in effective cash savings attributable to any deduction, expense, loss, credit or refund to a Person as a result of a Loss.

“Tax Return” means all Tax returns, statements, notices, declarations, forms, reports or other statements, documents, or information (including elections, waivers, extensions, declarations, disclosures, schedules or attachments thereto, estimates and information returns) filed or maintained, submitted or required to be filed, submitted or maintained with respect to any Taxes, including any expansion or amendment thereof.

“Transaction Documents” means this Agreement, the Agency Agreement, the Assignment and Assumption Agreement, the Bills of Sale, the CERFA, the Company Supply Agreement, the Distribution Agreement, the Jacksonville Supply Agreement, the Ordre de Mouvement, the Patent Assignment, the Trademark Assignments, the Transition Services Agreement and any other agreement(s) or document(s) entered into pursuant to this Agreement and any and all exhibits, schedules or attachments to each.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes incurred in connection with the transactions contemplated hereby.

“Transferred Employees” means those employees of the Selling Companies who are exclusively and/or mainly dedicated to the Business and who shall then automatically transfer by operation of law (Article L1224-1 of the French Employment Code) to the Buyer (or a Designated Buyer Subsidiary), these employees being listed in Schedule 1.1(f).

“Transferred Employee Accrual” means all salary rights and other liabilities including employer social security contributions that both (i) are related to Transferred Employees with respect to periods prior the Closing (e.g. prorated paid vacations and rest days as of the Closing Date, dismissal, retirement or mutual termination indemnities for termination, retirement, or dismissals initiated prior to Closing, quarterly bonuses due under the “SIP”, “MIP” or “Customer Service Incentive” Employee Plans as of the Closing Date, bonuses for shift workers and Parent and national seniority rewards that relate to periods prior to Closing, seniority bonuses that relate to periods prior to Closing and profit sharing and voluntary profit sharing payments with respect to periods on or prior to the Closing) and (ii) will have to be paid by the Buyer or the applicable Designated Buyer Subsidiary after the Closing Date pursuant to Article L.1224-2 of the French Employment Code, in each case excluding the Retention Bonuses and Benefit Acceleration Amount.

“Transferred Employee Accrual Amount” means the amount, in U.S. Dollars, of all rights and liabilities that constitute the Transferred Employee Accrual, calculated in U.S. Dollars and in accordance with U.S. GAAP.

“Transition Services Agreement” means the Transition Services Agreement, substantially in the form attached hereto as Exhibit E, to be entered into by Parent and Integra LifeSciences (Ireland) Limited at Closing.

Section 1.2 Interpretation

(a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The terms “dollars” and “$” shall mean United States dollars.

(d) The terms “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

ARTICLE II

PURCHASE AND SALE OF SHARES AND BUSINESS ASSETS

Section 2.1 Purchase and Sale of Shares.

(a) Buyer and Parent hereby agree that, upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions hereof, at the Closing, Buyer shall cause the Designated Buyer Subsidiaries identified in Schedule 2.1(a) to purchase from Seller, and Parent shall cause Seller to sell, transfer and deliver to such Designated Buyer Subsidiary, the Shares, free and clear of all Encumbrances (the “Stock Sale”).

Section 2.2 Purchase and Sale of Business Assets.

(a) Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions hereof, at the Closing, Parent shall, and Parent shall cause the other Selling Companies to, sell, convey, assign and transfer to Buyer and the Designated Buyer Subsidiaries as set forth in Schedule 2.2(a), and Buyer agrees to (and to cause such Designated Buyer Subsidiaries to) purchase, acquire and accept from the Selling Companies, free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances created in connection with the transactions contemplated herein, the following assets of Parent and its Affiliates (collectively, the “Business Assets”) (such transaction, the “Asset Sale”):

(i) The assets set forth on Schedule 2.2(a)(i)(A) and, except for the printers set forth in Schedule 2.2(a)(i)(B), all right, title and interest of Parent or any of its Affiliates in all other plant furniture, equipment, machinery, computer systems, computer hardware, supplies, vehicles, spare parts, tools, personal property and other tangible property owned, leased or licensed by Parent or any of its Affiliates that is related exclusively to, or used exclusively in, the Business (collectively, the “Equipment”);

(ii) the Contracts set forth on Schedule 2.2(a)(ii) (“Assumed Contracts”);

(iii) the Selling Companies’ Inventory;

(iv) Parent’s and its Affiliates’ rights to and interest in (A) the Intellectual Property set forth on Schedule 2.2(a)(iv)(A) and (B) any other Intellectual Property of Parent or any of its Affiliates (excluding the Company) related exclusively to, or used exclusively in, the Business (the “Transferred Intellectual Property”);

(v) the transferable Permits granted to Parent or any of its Affiliates by or pending with any Governmental Entity in any particular country to market any Product (the “Transferable Product Registrations”), including those set forth on Schedule 2.2(a)(v);

(vi) the transferable Permits owned or licensed (subject to the terms of such licenses) (other than the Transferable Product Registrations) by Parent or any of its Affiliates exclusively related to the Business, including those set forth on Schedule 2.2(a)(vi);

(vii) the rights of Parent or any of its Affiliates under or pursuant to all warranties, representations and guaranties made by suppliers, manufacturers and contractors only to the extent relating to the Business or the other Business Assets;

(viii) the customer, end-user, vendor and supplier lists only to the extent relating to the Business, and all other files and documents only to the extent relating to customers, end-users, vendors and suppliers of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) only to the extent relating to the other Business Assets or the Business;

(ix) all other assets or properties of Parent and its Affiliates related exclusively to the Business; and

(x) the goodwill and going concern value of the Business and the other Business Assets, subject to the last sentence of Section 3.1(d).

(b) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or assume any Business Asset or Assumed Liability or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or assumption thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof. Prior to the Closing, Buyer and Parent will use their commercially reasonable efforts to obtain the consent of the other parties to the assignment of any such Business Asset, Assumed Liability or claim or right or any benefit arising thereunder to Buyer or as Buyer may otherwise request. If such consent is not obtained, or if an attempted assignment or assumption thereof would be ineffective, Buyer and Parent will cooperate in a mutually agreeable arrangement under which Buyer would obtain the applicable benefit and/or assume the applicable Assumed Liabilities related thereto.

(c) Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume (or cause Designated Buyer Subsidiar(ies) as set forth in Schedule 2.2(c) to assume) (the “Assumed Liabilities”) (i) the Selling Companies’ obligations to perform those obligations arising after the Closing, if any, under the Assumed Contracts, other than any such obligations or liabilities arising out of a breach of such Assumed Contract by a Selling Company prior to the Closing or any indemnification obligations thereunder to the extent relating to any matter arising prior to the Closing, and (ii) pursuant to Article L.1224-2 of the French Employment Code, all obligations, whether arising before or after the Closing, and whether accrued before or after the Closing, with respect to the Transferred Employees, each of whom is attached to the Business Assets and, in connection with the Closing, will transfer employment to Buyer (or the applicable Designated Buyer Subsidiary) under Article L1224-1 of the French Employment Code, which shall include the Transferred Employee Accrual Amount. If any Transferred Employee succeeds in a claim brought against any of the Selling Companies regarding any item included in the Transferred Employee Accrual Amount and such amount is paid by such Selling Companies, Buyer will reimburse the applicable Selling Companies for any such amount provided such amount was included in the calculation of the Purchase Price adjustment pursuant to Section 2.3.

Section 2.3 Purchase Price.

(a) Buyer shall pay, in consideration for both the Stock Sale and Asset Sale (collectively, the “Sale”), an amount equal to (i) Sixty-One Million Six Hundred and Fifteen Thousand Dollars ($61,615,000) (the “Closing Consideration”), plus or minus (ii) the Purchase Price Adjustment Amount, if any (collectively, the “Purchase Price”).

(b) At the Closing, the Closing Consideration shall be paid in cash by wire transfer of immediately available funds to the Parent and the applicable Selling Companies pursuant to a Schedule to be delivered by Parent to Buyer at least three (3), but not more than ten (10), days prior to the anticipated Closing Date (the “Closing Consideration Disbursement Schedule”). The Closing Consideration Disbursement Schedule shall set forth the disbursements of the Closing Consideration payable to Parent and applicable Selling Companies in a manner consistent with the Purchase Price Allocation and may be updated by Parent no later than the second Business Day prior to the Closing Date.

(c) The Parties will prepare all Tax Returns which they are required to file in a manner consistent with the allocation of the Purchase Price set forth on Schedule 2.3(c) (the “Purchase Price Allocation”) and in accordance with the requirements of applicable Law.

(d) Purchase Price Adjustment.

(i) Within ninety (90) Business Days after the Closing Date, Buyer shall prepare and deliver to Parent a statement (the “Initial Purchase Price Adjustment Statement”), setting forth the Closing Purchase Price Adjustment Amount. If the Closing Purchase Price Adjustment Amount is greater than or less than Target Selected Net Assets by more than Twenty-Five Thousand Dollars ($25,000.00), the Purchase Price shall be adjusted as described below. The Closing Purchase Price Adjustment Amount shall be calculated in accordance with the “Agreed Accounting Principles”, which shall mean using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, contemplated by the definition of the Closing Purchase Price Adjustment Amount, including in Schedules 1.1(a), and (c).

(ii) The Initial Purchase Price Adjustment Statement shall become final and binding upon the Parties on the thirtieth (30th) Business Day following receipt thereof by Parent unless Parent gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify the particular amount, nature and rationale for the disagreement so asserted. If a timely Notice of Disagreement is received by Buyer, then the Initial Purchase Price Adjustment Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the Parties on the earlier of (x) the date the Parties hereto resolve any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters in dispute are resolved by an accounting firm selected by Parent and Buyer or, if the Parties are unable to agree, an independent accounting firm selected by Parent’s and Buyer’s independent accounting firms (such firm, the “Accounting Firm”). If the Initial Purchase Price Adjustment Statement is revised by the Parties pursuant to clause (x) above or revised in accordance with Section 2.3(d)(iv) it will be referred to herein (as revised) as the “Final Purchase Price Adjustment Statement”.

(iii) During the thirty (30) Business Day period immediately following the delivery of a Notice of Disagreement, Parent and Buyer shall seek in good faith to resolve any differences they may have with respect to any matter specified in the Notice of Disagreement.

(iv) At the end of such thirty (30) Business Day period, either Parent or Buyer may submit for review and resolution by the Accounting Firm any and all matters which remain in dispute and which were asserted in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the Closing Purchase Price Adjustment Amount (and shall use such determination to prepare the Final Purchase Price Statement), which determination shall be binding on the Parties; provided, however, the scope of such determination by the Accounting Firm shall be limited to: (i) those matters that were properly asserted in the Notice of Disagreement and remain in dispute, (ii) whether the Closing Purchase Price Adjustment Amounts calculations were prepared in accordance with Section 2.3(d)(i), including, whether the Agreed Accounting Principles were used, (iii) whether Parent timely and adequately asserted its disagreement in the Notice of Disagreement in accordance with Section 2.3(d)(ii), and (iv) whether there were mathematical errors in the Initial Purchase Price Adjustment Statement, and the Accounting Firm is not authorized or permitted to make any other determination under this Agreement or otherwise. The Final Purchase Price Adjustment Statement shall become final and binding on the Parties on the date the Accounting Firm delivers the Final Purchase Price Adjustment Statement to the Parties (which date shall be no later than forty-five (45) Business Days from the date such matter was submitted to the Accounting Firm). The fees and expenses of the Accounting Firm pursuant to this Section 2.3(d) shall be borne one-half each by Buyer and Parent.

(v) If the Initial Purchase Price Adjustment Statement (or, if applicable, the Final Purchase Price Adjustment Statement) states that the Closing Purchase Price Adjustment Amount exceeds the Target Selected Net Assets by more than Twenty-Five Thousand Dollars ($25,000.00) then the amount equal to the Closing Purchase Price Adjustment Amount minus the Target Selected Net Assets shall be added on a dollar-for-dollar basis to the Purchase Price. If the Initial Purchase Price Adjustment Statement (or in the case of a Notice of Disagreement, the Final Purchase Price Adjustment Statement) states that the Closing Purchase Price Adjustment Amount is less than the Target Selected Net Assets by more than Twenty-Five Thousand Dollars ($25,000.00) then the amount equal to the Target Selected Net Assets minus the Closing Purchase Price Adjustment Amount shall be subtracted on a dollar-for-dollar basis from the Purchase Price.

(vi) Any adjustment to the Purchase Price under this Section 2.3(d) (the “Purchase Price Adjustment Amount”) shall be paid in cash by wire transfer of immediately available funds by Buyer or Parent, as applicable, to the other Party within ten (10) Business Days after the Initial Purchase Price Adjustment Statement or Final Purchase Price Adjustment Statement, as the case may be, becomes final and binding and shall be treated for tax purposes as an adjustment of the total consideration paid for the Sale under this Agreement to the extent such characterization is proper and permissible under relevant Tax Law.

Section 2.4 Closing.

(a) The closing of the Sale (the “Closing”) shall be held at (i) for deliveries related to the Shares, Buyer’s offices located at Immeuble Séquoia 2, 97 allée Alexandre Borodine Parc Technologique de la Porte des Alpes 69800 Saint Priest, France and (ii) for all other aspects of the Closing, the offices of GoodSmith Gregg & Unruh LLP located at 150 South Wacker Drive, Suite 3100, Chicago, Illinois, at 9 a.m. Chicago time, on October 27, 2014, or, if later, the date that is the second Business Day following the satisfaction and/or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article IV (other than those conditions which are to be satisfied only at the Closing) (the “Closing Date”). The Closing will be effective as of 12:01 a.m. Chicago time on the Closing Date.

(b) Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered to Buyer:

(i) from Seller, a duly completed and signed share transfer form (“Ordre de Mouvement”) providing for transfer of the ownership of all of the Shares to Buyer, together with tax form CERFA n°2759 DGI (“CERFA”) relating to the transfer of the Shares bearing reference to the allocated portion of the Purchase Price as per Section 2.3(c) above together with the up-to-date share transfer register (“Registre des mouvements de titres”) and the shareholder accounts (“Comptes d’associés”) of the Company, which shall be completed by the Company to reflect the transfer of ownership of the Shares to Buyer;

(ii) the certificate referred to in Section 4.1(a)(iii) hereof;

(iii) the Company Supply Agreement, the Distribution Agreement, the Jacksonville Supply Agreement and the Transition Services Agreement, executed by Parent or the applicable Affiliate thereof;

(iv) a certificate of good standing from Parent’s jurisdiction of organization; and

(v) certified copies of the resolutions duly adopted by Parent authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents and all other agreements or instruments contemplated thereby and the consummation of the transactions contemplated thereby.

(c) Deliveries by the Company and the Selling Companies. At the Closing, Parent shall cause the Company or the applicable Selling Company, as the case may be, to deliver to Buyer:

(i) the certificate referred to in Section 4.1(a)(iv) hereof;

(ii) a certificate of good standing from each Selling Company’s jurisdiction of organization (to the extent such concept is recognized in the applicable jurisdictions);

(iii) a certificate, in form and substance reasonably acceptable to the Buyer, executed by the Seller, certifying that attached thereto is a true and complete copy of the Articles of Incorporation (« statuts ») and the registration certificate of the Company, as in effect as of the Closing Date

(iv) bills of sale for the Business Assets, substantially in the form attached hereto in Exhibit F (the “Bills of Sale”), executed by each applicable Selling Company, and the assignment and assumption agreement, substantially in the form attached hereto in Exhibit F (the “Assignment and Assumption Agreement”), executed by each applicable Selling Company;

(v) a duly executed General Assignment and Trademark Assignment and country-specific Trademark Assignments, substantially in the forms attached hereto as Exhibit G (the “Trademark Assignments”) and duly executed Patent Assignment, substantially in the form attached hereto as Exhibit H (the “Patent Assignment”), for the Transferred Intellectual Property, executed by each applicable Selling Company;

(vi) (A) unconditional written resignations, effective as of the Closing Date, of each officer and director (so called “mandataires sociaux” under French Law), as applicable, of the Company listed on Schedule 2.4(c)(vi), together with a written acknowledgement from each said officer and director, substantially in the form attached hereto as Schedule 2.4(c)(vi)(a), that he/she has no claim against the Company whether in respect of compensation or damages or payment of any other sum for loss of office, as well as (B) (except if PricewaterhouseCoopers remains the Company statutory auditor at Closing and a PricewaterhouseCoopers partner remains the alternate Company statutory auditor at Closing), the written resignation of the Company’s statutory auditor and its alternate, as applicable, with a written acknowledgment therefrom that it has no claim against the Company whether in respect of compensation or damages or payment of any other sum for loss of office, in a form reasonably acceptable to the Parties;

(vii) a copy of the minutes of the meetings of the Company’s works council evidencing that it was duly and timely consulted prior to the date hereof in connection with the contemplated transfer of the Shares and recording its opinion;

(viii) a copy of the minutes of the meeting of the relevant Selling Companies’ works council evidencing that it was duly and timely consulted prior to the date hereof in connection with the contemplated transfer of Business Assets and the Transferred Employees and recording its opinion;

(ix) an executed copy of the Company Supply Agreement;

(x) proof of the termination of all powers of attorney granted by the Company or its directors that the Buyer requests to be terminated;

(xi) the hardcopy original minute and stock books of the Company together with hardcopy originals of the Organizational Documents; and

(xii) certified copies of the minutes of the shareholder meeting of Company approving the Company statutory accounts for the fiscal year closed April 25, 2014 (“procès-verbal des décisions de l’associé unique de Medtronic Xomed Instrumentation S.A.S. approuvant les comptes de l’exercice clos au 25 avril 2014”), including corresponding release of the Company chairman’s duties (“quitus au Président”) for that same closed fiscal year.

(d) Deliveries by Buyer. At the Closing, Buyer shall deliver:

(i) to Parent, the certificate referred to in Section 4.2(a)(iii) hereof;

(ii) to Parent and the applicable Selling Companies, the Closing Consideration, pursuant to Section 2.3(b);

(iii) to Parent, a certificate of good standing from Buyer’s jurisdiction of organization, if applicable in such jurisdiction;

(iv) to Parent, certified copies of the resolutions duly adopted by Buyer authorizing the execution, delivery and performance of this Agreement, the other Transaction Documents, and all other agreements or instruments contemplated thereby and the consummation of the transactions contemplated thereby;

(v) to Parent, the Assignment and Assumption Agreement, executed by Buyer and each Designated Buyer Subsidiary; and

(vi) the Company Supply Agreement, the Distribution Agreement, the Jacksonville Supply Agreement and the Transition Services Agreement, executed by Buyer or the applicable Designated Buyer Subsidiary.

(e) Pursuant to Article R. 228-10 of the French Commercial Code, Parent and Buyer shall notify the Company of the occurrence of Closing so as to register the transfer of ownership of the Shares in the registre des mouvements de titres and the comptes d’associés, as indicated in Section 2.4(b)(i).

(f) All steps taken in connection with Closing shall be considered to occur simultaneously as a part of a single transaction and in the proper sequence. No fulfillment and completion shall be considered to have taken place until each such step has been fulfilled and completed by the relevant Party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Section 3.1 Representations and Warranties of Parent. Except as disclosed in the Parent Disclosure Schedule (subject to Section 9.10), Parent represents and warrants to Buyer as of the date hereof and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, which representations and warranties shall be true and correct as of such specified date) as follows:

(a) Due Organization and Good Standing. Parent, the Company and each of the Selling Companies is duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept), under the laws of the jurisdiction of organization, except where the failure to be in good standing would not have a Material Adverse Effect. With respect to the Company and any other Selling Company that is organized in France, none are (i) insolvent (en état de cessation des paiements) as such term is used in French bankruptcy Laws or (ii) the subject matter of any Action or judgment with a view to prevent or settle business difficulties (including procédure de sauvegarde), including any amicable proceedings such as conciliation or mediation, receivership, appointment of any judicial trustee (mandataire judiciaire) bankruptcy proceedings or any similar Actions. Neither the Company, nor any other Selling Company that is organized in France is undergoing a period of difficulties (période suspecte) as that term is used in French bankruptcy Laws. Each of Parent, the Company and each of the Selling Companies, is qualified or otherwise authorized to act as a foreign corporation under the Laws of every other jurisdiction in which such qualification or authorization is necessary for the conduct of the Business under applicable Law, except where the failure to be so qualified or otherwise authorized or to be in good standing would not have a Material Adverse Effect. The Company and the Selling Companies have the requisite power and authority to own, lease and operate the properties of the Business and to carry on the Business as now conducted, except where the failure to have such power and authority would not have a Material Adverse Effect. The Parent has made available to Buyer copies of the Organizational Documents of the Company.

(b) Company Subsidiaries. The Company has no Subsidiaries, does not control any Person within the meaning of Article L. 233-3 of the French Commercial Code and has no equity or equity-like interest in any Person.

(c) Ownership of Shares. The Company’s authorized share capital consists of 40,547 shares, with a par value of €10 each, of which 40,547 are issued and outstanding. All of the Shares are beneficially owned by Seller, and Seller has good and valid title to such Shares. Such Shares shall be transferred by Seller to Buyer (or a Designated Buyer Subsidiary) as of the Closing free and clear of all Encumbrances. All the Shares are from the same category, have been validly issued and are fully paid up and have not been “démembrées”. The Shares make up all of the share capital and voting rights of the Company, and are the only securities issued by the Company. There are no (i) preemptive rights or other similar rights in respect of the Shares or any other equity or security of the Company, (ii) options to purchase, phantom equity or other equity-based awards with respect to, the Shares or any other equity or security of the Company, (iii) Encumbrances on, or other contractual obligations relating to, the ownership, transfer or voting of the Shares, or otherwise affecting the rights of any holder of the Shares, (iv) contractual obligations, or provisions in the Organizational Documents of the Company which obligate the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, the Shares or any other equity or security of the Company, except for the transactions contemplated by this Agreement and the Transaction Documents, or (v) existing rights with respect to registration under the Securities Act of 1933, as amended (the “Act”) in respect of the Shares.

(d) Ownership of Business Assets. All of the Business Assets are owned by the Selling Companies, and Selling Companies have good and valid title to such Business Assets free and clear of all Encumbrances other than Permitted Encumbrances. Such Business Assets shall be transferred to Buyer (or a Designated Buyer Subsidiary) as of the Closing free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.1(d) of the Parent Disclosure Schedule, the Company has good and valid title to all of the assets it uses or holds for use in the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances. All of the material tangible personal property, other than inventory, owned or used by the Company or included in the Business Assets (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) have been maintained in all material respects in accordance with normal industry practice.

(e) Authorization of Transaction. Each of Parent, the Company and the Selling Companies has requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent, the Company and the Selling Companies of this Agreement and the other Transaction Documents, as applicable, and the consummation by each of Parent, the Company and the Selling Companies, as applicable, of the transactions contemplated hereby and thereby have been duly and validly authorized by necessary corporate action on the part of each of Parent, the Company and the Selling Companies, as applicable, and no other corporate or other entity proceedings on the part of Parent, the Company or the Selling Companies are necessary to authorize the execution, delivery and performance by Parent, the Company or the Selling Companies, as applicable, of this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by each of Parent, the Company and the Selling Companies, and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes, and each Transaction Document (to the extent Parent, the Company or a Selling Company is a party thereto), when executed and delivered by Parent, the Company or a Selling Company, as the case may be (assuming due authorization, execution and delivery by the other Parties thereto) shall constitute, a valid and binding obligation of Parent, the Company or the Selling Companies, as the case may be, enforceable against Parent, the Company, or the Selling Companies, as the case may be, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity).

(f) Governmental Filings. No filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity (collectively, “Governmental Filings”) is required in connection with the execution, delivery and performance of this Agreement or any other of the Transaction Documents by Parent, the Company or the Selling Companies, or the consummation by Parent, the Company or the Selling Companies, of the transactions contemplated hereby or thereby, except (i) Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates, (ii) Product Registrations that are subject to the Transition Services Agreement, or (iii) such other Governmental Filings the failure of which to be made or obtained would not materially impair or delay the ability of Parent, the Company and/or the Selling Companies to consummate the transactions contemplated by this Agreement or the other Transaction Documents or perform its obligations hereunder or thereunder.

(g) No Conflict or Violation. The execution, delivery and performance by Parent, the Company and the Selling Companies of this Agreement and the other Transaction Documents and the consummation by Parent, the Company and the Selling Companies of the transactions contemplated hereby and thereby do not (i) assuming all Governmental Filings described in Section 3.1(f) and Section 3.2(c) have been obtained or made, violate in any material respects any applicable Law to which Parent, the Company or the Selling Companies is subject; (ii) except as set forth on Schedule 3.1(g)(ii) of the Parent Disclosure Schedule, require a consent or approval under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of, create for any Person a right of acceleration, termination or cancellation under any material Business Contract to which Parent, the Company or any of the Selling Companies is subject or (iii) violate the Organizational Documents of Parent, the Company or the Selling Companies.

(h) Sufficiency of Assets. The Business Assets together with the assets of the Company immediately following the Closing, after giving effect to the services to be provided by Parent and its Affiliates to the Company pursuant to the Distribution Agreement, Jacksonville Supply Agreement and Transition Services Agreement, constitute all of the properties, assets and rights, other than Excluded Company Assets, necessary to permit Buyer, without regard to the characteristics of Buyer, to develop (with the exception of design validation and design verification) Products that are currently under development and to manufacture, market and distribute Products, as of the Closing and immediately after the Closing, in all material respects in the same manner as Products are developed, manufactured, marketed and distributed by Parent, the Company and the Selling Companies. No Business Assets are located in any jurisdiction other than the United States or France, except as set forth in Schedule 3.1(h)(i) of the Parent Disclosure Schedule. All tangible assets physically located at the Owned Real Property are owned by the Company, except as set forth in Schedule 3.1(h)(ii) of the Parent Disclosure Schedule.

(i) Financial Statements; No Undisclosed Liabilities.

(i) Attached hereto as Schedule 3.1(i)(i) of the Parent Disclosure Schedule are the pro forma profit and loss statements for the Business for Parent’s 2011 through 2014 fiscal years (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements are qualified by the fact that the Business has not operated as a separate “stand alone” entity or Affiliate of Parent. As a result, certain projections and assumptions were made to create the Pro Forma Financial Statements which are discussed in the notes accompanying the Pro Forma Financial Statements.

(ii) Attached hereto as Schedule 3.1(i)(ii) of the Parent Disclosure Schedule are (A) the certified statutory balance sheet and profit and loss accounts of the Company as at and for the period ended April 26, 2013 and as at and for the period ended April 25, 2014, in each case together with the notes thereto, (B) the unaudited combined statement of assets acquired and liabilities assumed of the Business as of April 25, 2014 and (C) the unaudited combined statement of revenues and direct expenses of the Business for the fiscal year ended April 25, 2014. The financial statements referred to in (A), above, (i) have been prepared from and in accordance with the books and records of the Company; (ii) have been prepared in accordance with French GAAP in a manner consistently followed throughout the periods indicated; (iii) fairly present in all material respects the balance sheet and profit and losses of the Company, as applicable, as at the dates of and for the periods referred to therein, and (iv) were audited and certified without qualification by the statutory auditors of the Company and approved by its shareholder without reservation or modification. The financial statements referred to in (B) and (C) above, (i) have been prepared from and in accordance with the books and records of the Business; (ii) have been prepared in accordance with U.S. GAAP in a manner consistently followed through the periods indicated; and (iii) fairly present in all material respects the assets acquired and liabilities assumed of the Business and the revenues and direct expenses of the Business, as applicable, as at the dates of and for the periods referred to therein.

(iii) Except (A) as reflected or reserved against in the Pro Forma Financial Statements (or the notes thereto), (B) as reflected in the unaudited combined statement of assets acquired and liabilities assumed as of April 25, 2014; and (C) for liabilities or obligations incurred in the Ordinary Course of Business since April 25, 2014, neither the Company nor the Business has any material liabilities or obligations.

(j) Indebtedness. The Company has no Indebtedness.

(k) Legal Proceedings. Except as set forth on Schedule 3.1(k) of the Parent Disclosure Schedule, there are no Actions pending, or, to the Knowledge of Parent, threatened in writing, which (i) if adversely determined, would be material to the Company or the Business or (ii) challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.1(k) of the Parent Disclosure Schedule, Parent, the Company and the Selling Companies are not subject to any judgment, decree, injunction or order of any Governmental Entity with respect to the Company, the Business or the Business Assets.

(l) Real Property. Schedule 3.1(l)(i) of the Parent Disclosure Schedule sets forth the location of all real property owned by the Company that is used in the conduct of the Business (the “Owned Real Property”). The Owned Real Property consists of a single parcel of land (or multiple contiguous parcels of land with no gaps, strips or gores) with a surface area of 22,683 square meters, together with the facility and the improvements thereon. The Company holds fee simple title to all of the Owned Real Property, subject only to Permitted Encumbrances. There are no outstanding options or rights of first refusal to purchase the Owned Real Property. The Company has not leased, subleased, licensed or granted an interest to another Person to use or occupy the Owned Real Property. Schedule 3.1(l)(ii) of the Parent Disclosure Schedule sets forth (x) the location of all real property (the “Leased Real Property”) directly or indirectly leased to the Company for use in the conduct of the Business, by a third party pursuant to a valid and binding lease, sublease, or other similar agreement under which the Company is the lessee or sub-lessee (collectively, the “Business Leases”) and (y) a list of all Business Leases. There are no subleases or other tenancies under the Business Leases. Copies of all Business Leases have heretofore been furnished or made available to Buyer, as well as all amendments, modifications or supplements thereto. All of the material fixtures and other material improvements to the Owned Real Property and Leased Real Property (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted) (and with respect to the material improvements are structurally sound) and (iii) have been maintained in all material respects in accordance with normal industry practice. The Owned Real Property has adequate access to public roads. The Owned Real Property and its operation by the Company are in compliance in all material respects with applicable Law, and the Company and the Owned Real Property are not subject to any commitments to or conditions imposed by Governmental Entities, including local or regional Government Entities in Saint Aubin le Monial, related to the acquisition of real property, construction or the operation of the Owned Real Property. There are no challenges or pending appeals brought by the Company regarding the amount of Taxes on, or the assessed valuation of, the Owned Real Property (or if the Company is liable for the payment of such Taxes assessed against the Leased Real Property, the Leased Real Property), and (to the Knowledge of Parent, with regard to the Leased Real Property only) no special arrangements or agreements exist with any Governmental Entity with respect thereto. Except as set forth on Section 3.1(l)(iii) of the Parent Disclosure Schedule, neither the Company, the Parent or any Affiliate thereof, has received written notice of any pending condemnation procedure or eminent domain proceeding of any kind against the Owned Real Property or any threatened Action, including condemnation actions or rezoning proceedings, affecting all or any portion of the Owned Real Property.

(m) Taxes.

(i) Except as set forth on Schedule 3.1(m)(i) of the Parent Disclosure Schedule, the Company has timely filed (taking into account extensions), or there has been timely filed on its behalf, and the Selling Companies have timely filed, or there has been timely filed on their behalf, with respect to the Business Assets and/or Transferred Employees, all Tax Returns required to have been filed with respect to any Pre-Closing Tax Period, and all such Tax Returns were true, correct and complete in all material respects. All Taxes owed and required to have been paid prior to the Closing Date by the Company and owed and required to have been paid prior to the Closing Date with respect to any Pre-Closing Tax Period with respect to the Business Assets and/or Transferred Employees (in each case, whether or not reflected on any Tax Return or any similar document) have been paid or fully reserved for in the Pro Forma Financial Statements.

(ii) No audit, dispute, or other Action concerning Taxes of the Company has been raised in writing by a Governmental Entity. There are no pending or current audits, disputes or other Actions for the assessment or collection of any Taxes with respect to the Company except as set forth on Schedule 3.1(m)(ii) of the Parent Disclosure Schedule, nor have the Company or the Selling Companies to the extent related to the Business Assets been notified of or to the Knowledge of Parent is there any such enquiry, investigation, audit or visit planned.

(iii) There are no Encumbrances for Taxes against the assets of the Company or the Business Assets other than Permitted Encumbrances.

(iv) The Company has not executed or filed with any Governmental Entity any agreement waiving any statute of limitations in respect of Taxes, or extending the period of time for assessment or collection of any Taxes.

(v) The Company has provided adequate accruals on its balance sheets (as accurately reflected in the Pro Forma Financial Statements) for any Taxes that were not (or have not been) paid, but were owed or accrued as of the date of such balance sheet, whether or not shown as being due on any Tax Returns. Other than Taxes incurred in the Ordinary Course of Business (as accurately reflected in the Pro Forma Financial Statements), the Company has no Liability for unpaid Taxes accruing in respect to any Pre-Closing Tax Period.

(vi) The Company, and the Selling Companies in respect of the Transferred Employees, have deducted, withheld and timely paid to the appropriate Governmental Entity all Taxes required to be deducted, withheld or paid in connection with income allocated to or amounts owing to any employee (as determined in accordance with applicable Laws), independent contractor, creditor, stockholder or interest holder and have complied in all material respects with all applicable Tax Laws relating to the payment, withholding, reporting and recordkeeping requirements relating to any Taxes required to be collected or withheld.

(vii) The Company (A) is not and has never been a member of an affiliated group filing a consolidated Tax Return and (B) does not have any Liability for the Taxes of any Person as a result of having been a member of an affiliated group filing a consolidated Tax Return, as a transferee or successor, by contract, or otherwise.

(viii) All Tax records and documentation (including all transfer pricing documentation and data) which may validly be requested by any Governmental Entity in accordance with Tax Laws and Tax practices have been duly established and are available to or by the Company or in relation to the Business Assets and/or Transferred Employees and maintained, in their proper form, for at least the minimum retention period. The Company holds and keeps available all records and data relating to electronic information systems in order to comply with accounting and Tax Laws. All documentation necessary in order to justify all expenses accounted for at the level of the Company is available and accurate and in particular relating to intra-group agreements.

(n) Absence of Certain Changes. Since the date of the Pro Forma Financial Statements, there has not occurred any (i) Material Adverse Effect or (ii) fact or circumstance that would have violated the provisions of Sections 5.4(a), (b), (c), (d), (e), (g), (h), or (k), if such provisions had been in effect at all times since the date of the Pro Forma Financial Statements.

(o) Business Contracts.

(i) Schedule 3.1(o)(i) of the Parent Disclosure Schedule sets forth a list of all Contracts of the types listed in the categories below, in effect, (x) to which the Company is a party, (y) to which Parent is a party and which relate to the Business or (z) to which any Affiliate of Parent is a party and which relate to the Business (collectively with the Business Leases, the “Business Contracts”):

(A) any Contract with any third party engaged in the marketing, sale or distribution of the Products under which the aggregate payments to or by the Parent, the Company or the Selling Companies exceeded $50,000 for the fiscal year ended April 25, 2014;

(B) the top ten (10) largest Contracts (by dollar value based on the fiscal year ended April 25, 2014), excluding purchase orders, for the supply of components or materials for use in the manufacturing of the Products;

(C) any employment, management, consulting or similar Contract primarily related to the Business and requiring payment of annual gross compensation in excess of $100,000;

(D) any Contract evidencing Indebtedness of the Company;

(E) any (1) Intellectual Property Contract, other than software that is generally commercially available, pursuant to which a third party authorizes either Parent, the Company or any of the Selling Companies to use or practice any Intellectual Property used in the conduct of the Business or (2) any Intellectual Property Contracts pursuant to which any third party is granted a right with respect to any Transferred Intellectual Property or any Intellectual Property owned by or licensed to the Company;

(F) any Contract for capital expenditures or the acquisition or construction of fixed assets for the benefit and use of the Business, under which the aggregate payments by Parent, the Company or the Selling Companies exceeded $200,000 for the fiscal year ended April 25, 2014;

(G) any collective bargaining agreement or agreement with any trade union, labor union, works council, employee organization or other representative of two or more Transferred Employees or other similar internal agreements;

(H) any Assumed Contract or Contract to which the Company is a party or by which its assets are bound containing a covenant not to compete that impairs the ability of the Company or the Selling Companies to freely conduct the Business as the Business is conducted on the date hereof, or any other line of business, anywhere in the world;

(I) any Contract with a group purchasing organization, hospital, hospital purchasing manager, physician, medical practice group, medical practice group manager or third-party payor primarily related to the Business, other than nondisclosure agreements, purchase orders and consignment agreements entered into in the Ordinary Course of Business, including any Contracts granting rights to use names of natural persons;

(J) any power of attorney or agency agreement or similar arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company; and

(K) any outstanding written commitment to enter into any agreement of the type described in subsections (A) through (J) of this Section 3.1(o)(i).

(ii) Each such Business Contract is valid, binding and enforceable against Parent, the Company, or the Selling Company that is a party thereto and, to the Knowledge of Parent, the other parties thereto in accordance with its terms, and is in full force and effect in all material respects. None of the Company, Parent, or any Selling Company is in default under or in breach of any such Business Contract in any material respect. Neither Parent, the Company nor any Selling Company has given or received any written notice of termination or non-renewal under any Business Contract. Except as set forth in Schedule 3.1(o)(ii) of the Parent Disclosure Schedule, Parent has made available to Buyer complete and correct copies of all Business Contracts.

(iii) With respect to each of Australia, the Netherlands, New Zealand, Saudi Arabia, Parent or one of its Affiliates has a distribution/agency channel for the Products and continues to sell and market the Products in such country either under a distribution/agency agreement or on a purchase order basis with a third party distributor/agent.

(p) Labor and Employee Benefit Plans.

(i) Except as set forth on Schedule 3.1(p)(i) of the Parent Disclosure Schedule, neither Parent, nor any Affiliate of Parent (in all cases, solely with respect to employees of the Business), nor the Company is party to a collective labor or other similar agreement and no collective bargaining agreement or agreement with any trade union, labor union, works council, health and safety committee, employee organization or other similar organization or party is being negotiated on behalf of Parent, the Selling Companies or the Company.

(ii) No labor strike or work stoppage against the Company, Parent or any Affiliate of Parent in respect of the Business, is pending or, to the Knowledge of Parent, threatened in writing, and none of the Company, Parent or any Affiliate of Parent is subject to any pending labor dispute with respect to the Business, except in each case, as would not have a Material Adverse Effect.

(iii) Except as set forth in Schedule 3.1(p)(iii) of the Parent Disclosure Schedule, Parent, and its Affiliates (solely with respect to Company Employees and Transferred Employees) and the Company are each in material compliance with all applicable Laws, codes of conduct or practice, workforce or collective agreements, unilateral undertakings, customs or practice, regarding employment and employment practices, including any laws regarding minimum wages, consultation with the works councils of the Company and the Selling Company organized in France regarding the transactions contemplated hereby, employment of foreign employees, hiring of fixed-term contracts and use of temporary workers, working hours and payment of overtime, profit sharing and savings schemes, health and safety (including “accords de pénibilité”), retirement, disability and health insurance schemes, discrimination, equal treatment, payment of bonuses and protection of employee personal data.

(iv) Particulars of the job grade or title, fixed and variable salary (including commissions and bonuses), age, length of service, remuneration, indication of whether they are working part time or full time and whether they are employed under a fixed term or an indefinite term contract, start date and locations of every individual employed by the Company (the “Company Employees”) and each Transferred Employee (as of the date set forth in Schedule 3.1(p)(iv)) are set forth on Schedule 3.1(p)(iv) of the Parent Disclosure Schedule and are true and complete, and prior to Closing Parent has provided to Buyer an updated list as of five (5) Business Days immediately preceding the Closing Date to reflect changes therein.

(v) Except as set forth on Schedule 3.1(p)(v) of the Parent Disclosure Schedule, there are no Actions (including work injury claims or claims related to disability) pending against the Company, or the Parent or any Selling Companies (with respect to the Transferred Employees), nor is the Company, or the Parent or any Selling Companies (with respect to the Transferred Employees) involved in any ongoing settlement or termination for mutual agreement (rupture conventionnelle) pursuant to any employment agreement or any labor Law, criminal Law or regulation applicable to any of them.

(vi) There are no proposals to terminate the employment of any Company Employee and/or Transferred Employee or to vary or amend their terms of employment.

(vii) Except as set forth in Schedule 3.1(p)(vii) of the Parent Disclosure Schedule, the Parent, its Affiliates (in all cases, solely with respect to employees of the Business) and the Company have not agreed to increase the rates of remuneration of any Company Employee and/or Transferred Employee except to the extent that any increase results from a promotion in the Ordinary Course of Business, consistent with past practice and/or the Law.

(viii) Copies of the standard terms and conditions of employment generally applicable to the Company Employees and the Transferred Employees have been made available to Buyer.

(ix) No collective redundancies or social plans are currently implemented or envisaged in the Company or have been implemented over the last three (3) years.

(x) Except as set forth on Schedule 3.1(p)(x) of the Parent Disclosure Schedule, there is no Company Employee and/or Transferred Employee whose functions and activities are primarily related to any activity other than the Business.

(xi) (A) A list of all material Employee Plans established, maintained or contributed to by Parent or its Affiliates in which the Company Employees or the Transferred Employees or their beneficiaries participate is set out in Schedule 3.1(p)(xi)(A) of the Parent Disclosure Schedule (each a “Benefit Plan”) and no other material Employee Plans are in effect which require contributions from Parent or its Affiliates with respect to Company Employees or any Transferred Employee; (B) Schedule 3.1(p)(xi)(B) of the Parent Disclosure Schedule also identifies each Benefit Plan under which any rights or liabilities arise that will be legally transferred to Buyer or a Designated Buyer Subsidiary at Closing; and (C) Schedule 3.1(p)(xi)(C) of the Parent Disclosure Schedule lists each Benefit Plan sponsored or maintained solely by the Company (each, a “Company Plan”).

(xii) With respect to each Benefit Plan, the Company has made available to Buyer a true and complete copy of each scheme, including amendments thereto, and any documents relating to any such Benefit Plan applying to Company Employees and/or Transferred Employees.

(xiii) Each Benefit Plan has been adopted, operated and administered in all material respects in accordance with its terms and applicable Law and all required written notifications and/or compulsory filings have been made. There are no pending, or to the Knowledge of Parent, threatened material Actions by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan.

(xiv) Except as set forth on Schedule 3.1(p)(xiv) of the Parent Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, either alone or in combination with another event, (A) entitle any Company Employee or any Transferred Employee to severance pay or any other payment in excess of the severance pay or other payments that such employee would have been entitled to absent the occurrence of the transactions contemplated by this Agreement or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee.

(xv) No Benefit Plan provides for any retiree or post-employment health or life insurance benefits or other welfare benefits, other than as required by applicable Law.

(xvi) All contributions due under each Benefit Plan have been paid when due or properly accrued or otherwise properly reserved on the financial statements of Parent, the Company or one of their Affiliates. Except as set forth in Schedule 3.1(p)(xvi) of the Parent Disclosure Schedule, none of Parent, the Company or any of their Affiliates has any unfunded liabilities with respect to any Benefit Plan.

(xvii) There are no legal proceedings pending or, to the Knowledge of Parent, threatened against the Company or against any Selling Company by any of the Company Employees, Transferred Employees and/or former employees. There are no outstanding claims for requalification of any individual independent contractors or other service providers as employees, nor, to the Knowledge of Parent, do there exist any circumstances that could give rise to such requalification claims.

(xviii) No employee of Parent or its Affiliates (other than the Transferred Employees) has a claim to be transferred to the Buyer (or Designated Buyer Subsidiaries) under Article L.1224-1 of the French Employment Code and the employees included in the Transferred Employees have no grounds to challenge their automatic transfer to the Buyer (or Designated Buyer Subsidiary) thereby.

(xix) As of the Closing, no officer or director of the Company (so called “mandataires sociaux” under French Law) resigning at Closing from a corporate office of officer or director, as contemplated pursuant to Section 2.4(c)(vi) has any grounds to challenge his or her resignation and written acknowledgement referred to in Section 2.4(c)(vi), and no such resigning officer or director has any claim against the Company, the Selling Companies or Parent, whether in respect of compensation or damages or payment of any other sum for loss of corporate office.

(q) Compliance with Law. Except for Laws relating to Taxes, employee benefits and environmental matters, which shall be governed exclusively by Section 3.1(m), Section 3.1(p) and Section 3.1(t), respectively, since April 25, 2011, the Company and the Selling Companies have been operating the Business in material compliance with applicable Laws.

(r) Permits. All material Permits required to conduct the Business are listed on Schedule 3.1(r) of the Parent Disclosure Schedule, are in the possession of Parent, the Company or the Selling Companies or their respective agents, as applicable, and are in full force and effect. None of the Company or the Selling Companies is in violation of, or has violated, in any material respect, the terms or conditions of any material Permits, or has received notice of any actual or alleged violation of such material Permits or alleging the failure to hold or obtain any such material Permits. None of the Company or the Selling Companies has received notice, or has reason to believe, that any such material Permits will not be renewed, and there are no proceedings pending or, to the Knowledge of Parent, threatened to revoke or withdraw any such material Permits.

(s) Intellectual Property.

(i) Schedule 3.1(s)(i) of the Parent Disclosure Schedule sets forth a list (and owner) of all (A) Patents, (B) Trademarks, (C) Copyrights (D) Websites, and (E) Domain names, that relate primarily to, or are used primarily in, the Business (together with all trade secrets and other know-how that relate primarily to, or are used primarily in, the Business, collectively, the “Business Intellectual Property”). The Patents and granted registrations included in the Business Intellectual Property are in effect and subsisting except for such Patents and granted registrations that are not material to the Business.

(ii) Except as set forth on Schedule 3.1(s)(ii) of the Parent Disclosure Schedule, (A) the conduct of the Business does not infringe or otherwise violate in any material respect any third party’s Intellectual Property, and there is no claim pending or, to the Knowledge of Parent, threatened against the Company or any Selling Company alleging such infringement or other violation, and (B) to the Knowledge of Parent, no Person is infringing or otherwise violating any Business Intellectual Property, and no claims are pending or threatened in writing by the Selling Companies, the Company or any of its Affiliates alleging any such infringement or other violation by any such Person. This Section 3.1(s)(ii) is the sole representation and warranty given by Parent, the Company or the Selling Company with respect to infringement or other violation of Intellectual Property rights.

(t) Environmental Matters. Except as set forth on Schedule 3.1(t) of the Parent Disclosure Schedule: (i) the Business is and has for the past three (3) years been carried out in compliance in all material respects with all applicable Environmental Laws and authorizations, consents and permits granted to the Company by competent Governmental Entities for such purpose; and (ii) none of the Company, Parent or the Selling Companies owns or operates any property or facility (in the case of Parent or the Selling Companies, with respect to the Business) (including any real property used or leased) that is contaminated by any Hazardous Materials or is subject to any pending response actions, in each case that would reasonably be expected to give rise to any material liabilities or obligations pursuant to any Environmental Laws or to materially interfere with the conduct of the Business. The representations and warranties contained in this Section 3.1(t) constitute the sole and exclusive representations and warranties by Parent, the Company or any of the Selling Companies regarding environmental matters.

(u) Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, for which the Company or Buyer have any liability.

(v) Transactions with Affiliates. Except for the Transaction Documents to which the Company is party, there are no Contracts, allocations, obligations, transactions or other arrangements (oral or written) between the Company, on the one hand, and Parent or any of its Affiliates, on the other hand, in effect as of the Closing.

(w) Inventory. Subject to applicable reserves as reflected in the Pro Forma Financial Statements, the Selling Companies’ Inventory, together with the raw materials, work-in-process and finished goods inventory owned by the Company, are in all material respects of a quality and quantity usable and, with respect to finished products, salable in the Ordinary Course of Business. Section 3.1(w) of the Parent Disclosure Schedule lists all Selling Companies’ Inventory and inventory of the Company, including sample, demo and consignment inventory.

(x) Product Registrations; Recalls; Compliance.

(i) Schedule 3.1(x)(i) of the Parent Disclosure Schedule sets forth a list, by jurisdiction, including the holder thereof, the expiry thereof, whether such authority is in renewal and the date by which renewals must be submitted, of the marketing approvals, clearances or other authorizations of Governmental Entities necessary to market the Products by the Company or the Selling Companies (“Product Registrations”), except for those approvals, clearances or other authorizations the failure to have would not, individually or in the aggregate, adversely affect the Business in any material respect. Except as set forth on Schedule 3.1(x)(i) of the Parent Disclosure Schedule, all Product Registrations are either validly issued to and held by the Company or will be a subject of the Transition Services Agreement, and no Product Registration has been suspended or withdrawn, or to the Knowledge of Parent, threatened to be suspended or withdrawn, by or on behalf of the applicable Governmental Entity. Schedule 3.1(x)(i) also contains a list of all currently pending Product Registrations with any Governmental Entity.

(ii) Except as disclosed in Schedule 3.1(x)(ii) of the Parent Disclosure Schedule, there has not been within five (5) years preceding the date hereof, there is not currently and, to the Knowledge of Parent, there is not currently being considered or threatened, any recall, field notification or seizure of any Product.

(iii) Except as disclosed on Schedule 3.1(x)(iii) of the Parent Disclosure Schedule, there has not been during the five (5) years preceding the date hereof, and there are not presently pending or, to the Knowledge of Parent, threatened, any Actions, notices of violation or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship or other product liability litigation, suit, claim or act, error or omission, unresolved contract dispute or other circumstance that could reasonably be expected to result in a claim or suit, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product manufactured, distributed or sold by or on behalf of the Business, except as would not, individually or in the aggregate, adversely affect the Business in any material respect. The retroactive date on Parent’s current products liability coverage is May 1, 2004 for the Company and the Business and the applicable products liability limits thereunder, effective May 1, 2004 and for each subsequent renewal, are in excess of $50,000,000.

(iv) All operations of the Business have achieved and maintained all required ISO (International Organization for Standardization) and quality certifications and are compliant, in all material respects, with the applicable FDA Quality System Regulations, and there is no pending, and, to Knowledge of Parent, no threatened, action to audit, repeal, fail to renew or challenge any such certification. Schedule 3.1(x)(iv) of the Parent Disclosure Schedule lists each ISO and quality certification applicable to the Business (and the holder thereof).

(v) The Company and any of its Affiliates to the extent such Affiliates are engaged in the Business, (i) are, and have been during the five (5) years preceding the date hereof, in compliance in all material respects with all FDA and non-United States equivalent agencies and similar state, local and other Laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Company Products and (ii) submitted and obtained all Product Registrations required to be set forth in Schedule 3.1(x)(i) of the Parent Disclosure Schedule in compliance in all material respects with applicable FDA and non-United States equivalent agencies and similar state, local and other Laws. Each quality system validation report of equipment, processes and test methods with regard to the Products is in compliance in all material respects with all such Laws.

(vi) Except as set forth in Schedule 3.1(x)(vi) of the Parent Disclosure Schedule, none of Parent, the Company or any Affiliate thereof has received any written notice or other written communication from the FDA or any other Governmental Entity within the five (5) years preceding the date hereof contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of, any of the Company Products.

(vii) Except as set forth in Schedule 3.1(x)(vii) of the Parent Disclosure Schedule, to the Knowledge of Parent, none of Parent, the Company or their respective Affiliates (directly or through any sales agent, distributor or other Person) has sold Products in or to any of the following countries: Burma (Myanmar), Cuba, Iran, North Korea, Sudan or Syria or to any Person listed on the U.S. Specially Designated Nationals (SDN) List published by the Office of Foreign Assets Control.

(viii) To the Knowledge of Parent, none of Parent, the Company, or their respective Affiliates, acting on behalf of the Company, directly or indirectly, has (i) made or received any contribution, payment, gift or other property or any other economic benefit to or from any employee, official or agent of any Governmental Entity in violation of any Law applicable to the conduct of the Business outside of the United States (including the U.S. Foreign Corrupt Practices Act) or (ii) provided or received any product or services in violation of any Law applicable to the conduct of the Business outside the United States (including the U.S. Foreign Corrupt Practices Act).

(y) Data privacy. With respect to all Personal Data collected by or for the Company or used by or on behalf of the Company on behalf of its customers or maintained at any time by or on behalf of the Company, the Company has complied with all applicable data privacy and protection Laws. No material breach or violation of any material security policy of the Company has occurred or, to the Knowledge of Parent, is threatened.

(z) No Other Representations. Except for the representations and warranties expressly made by Parent in this Agreement, the Transaction Documents or any certificate or instrument delivered pursuant to this Agreement and the Transaction Documents, none of Parent, the Company, the Selling Companies or any other Person makes any express or implied representation or warranty on behalf of or with respect to any of Parent, the Company, the Selling Companies, their Affiliates, the Shares, the Business Assets, or the Business, and Parent hereby disclaims any representation or warranty not expressly contained in this Section 3.1 (including the Parent Disclosure Schedule), including any warranty of quality, merchantability or fitness for a particular purpose, or any warranty as to the validity or non-infringement of any intellectual property rights. The representations and warranties set forth in this Section 3.1, as they relate to Parent and its Affiliates, are made solely with respect to the Business, the Company and/or the Business Assets, as applicable.

Section 3.2 Representations and Warranties of Buyer. Buyer represents and warrants to the Company and Parent as of the date hereof and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, which representations and warranties shall be true and correct as of such specified date):

(a) Due Organization and Good Standing. Each of Integra LifeSciences and the Designated Buyer Subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the jurisdiction of its organization. Each of Buyer and the Designated Buyer Subsidiaries has all necessary corporate or company power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets as currently conducted, owned and used.

(b) Authorization of Transaction. Each of Buyer and the Designated Buyer Subsidiaries has full corporate or company power and authority to execute and deliver, as applicable, this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Buyer and the Designated Buyer Subsidiaries of this Agreement and the other Transaction Documents, as applicable, and the consummation by each of Buyer and the Designated Buyer Subsidiaries, as applicable, of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate or other action on the part of each of Buyer and the Designated Buyer Subsidiaries, as applicable and no corporate or other proceedings on the part of Buyer or the Designated Buyer Subsidiaries are necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other Parties hereto, constitutes, and each Transaction Document to which Buyer or a Designated Buyer Subsidiary is a party, when executed and delivered by Buyer or such Designated Buyer Subsidiary (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Buyer or such Designated Buyer Subsidiary enforceable against Buyer or such Designated Buyer Subsidiary in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity).

(c) Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Buyer, except such Governmental Filings the failure of which to be obtained or made would not, individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents or perform its obligations hereunder or thereunder.

(d) Legal Proceedings. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing against Buyer, which, if adversely determined, would, individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents or perform its obligations hereunder or thereunder. Neither Buyer nor any of its Affiliates is subject to any judgment, decree, injunction or order of any court, which would, individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents or perform its obligations hereunder or thereunder.

(e) No Conflict or Violation. The execution and the delivery and performance of this Agreement and each other Transaction Document by Buyer or the applicable Designated Buyer Subsidiary and the consummation of the transactions contemplated hereby and thereby will not (i) assuming receipt of all authorization, consents and approvals described in Section 3.1(f) and Section 3.2(c) have been obtained, violate any applicable Law to which Buyer (or the applicable Designated Buyer Subsidiary) is subject, and (ii) violate any provision of the Organizational Documents of Buyer, except with respect to the foregoing clause (i) as would not, individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or the other Transaction Documents or perform its obligations hereunder or thereunder.

(f) Acquisition of Shares for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares and the acquisition of the Business. Buyer (or the applicable Designated Buyer Subsidiary) is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Act, or any applicable similar Law, except pursuant to an exemption from such registration available under the Act or such similar Law.

(g) No Reliance. Buyer acknowledges that it has conducted to its satisfaction an independent review, analysis and investigation of the Business, the Business Assets and the Company, and in making the determination to proceed with the transactions contemplated by this Agreement and the other Transaction Documents, has relied solely on the results of such independent review, analysis and investigation and the terms and conditions of this Agreement, including the representations and warranties set forth in Section 3.1 of this Agreement and in the Transaction Documents. Buyer further acknowledges that Parent and the Company have provided Buyer with access to the personnel, properties, premises and books and records of the Business. Buyer further acknowledges that Parent and its Affiliates (including the Company) are making no representations or warranties other than those set forth in this Agreement or the Transaction Documents. In connection with Buyer’s review, analysis and investigation of Parent, the Company, their Affiliates and the Business, Buyer has received from Parent, certain projections and other forecasts, including projected Pro Forma Financial Statements, cash flow items and other data of the Company, its Affiliates and the Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Buyer is familiar with such uncertainties, and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it.

(h) Solvency. Buyer is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated hereby and by the other Transaction Documents, Buyer and its Subsidiaries (other than the Company) will be Solvent.

(i) Financial Capacity. Buyer has the power, authority, and sufficient currently available financial resources to consummate the transactions contemplated hereby. Such financial resources are, and will continue to be, as and after the Closing, available to enable Buyer to consummate the transactions contemplated hereby and pay the fees and expenses mentioned in Section 9.7 below. Buyer further represents, in accordance with all applicable Laws, that the funds used to acquire the Shares do not originate from any unlawful activity.

(j) Brokers’ Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer, for which the Company or Buyer have any liability.

ARTICLE IV

CONDITIONS OF PURCHASE

Section 4.1 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived (to the extent permitted by applicable Law) in writing by Buyer:

(a) Representations and Warranties and Covenants.

(i) The representations and warranties of Parent contained in Section 3.1 of this Agreement shall be true and correct in all material respects both as of the date hereof and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, which representations and warranties shall be true and correct as of such specified date), except the representations and warranties that: (a) are already qualified by terms such as “material”, “materiality” or “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects (as modified by such qualifications) both as of the date hereof and as of the Closing Date, and (b) are set forth in Sections 3.1(a) (Due Organization and Good Standing), 3.1(b) (Company Subsidiaries), 3.1(c) (Ownership of Shares) and 3.1(e) (Authorization of Transaction), which shall be true and correct in all respects both as of the date hereof and as of the Closing Date (except for those representations and warranties that expressly speak as of a specific date, which representations and warranties shall be true and correct as of such specified date);

(ii) The Company, the Selling Companies and Parent shall have in all material respects performed all obligations, and in all material respects complied with all covenants and agreements, required by this Agreement to be performed or complied with by them at or prior to the Closing;

(iii) Parent shall have delivered to Buyer a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that to the knowledge of such Person, the conditions set forth in Section 4.1(a)(i) and Section 4.1(a)(ii) have been satisfied with respect to Parent and the Selling Companies; and

(iv) The Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that to the knowledge of such Person, the conditions set forth in Section 4.1(a)(i) and Section 4.1(a)(ii) have been satisfied.

(b) Filings; Consents; Waiting Periods. Any Governmental Filings set forth on Schedule 4.1(b) shall have been filed, made or obtained, and all waiting periods applicable under antitrust Laws, if any, shall have expired or been terminated.

(c) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (including an order, preliminary or permanent) which is in effect and which has the effect of making the Sale illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(d) Company Financial Information. Parent shall have delivered to Buyer the Company Financial Information in accordance with Section 5.16.

(e) Completion of Recall. The recall of the Products referred to in Attachment No. 4 to the Parent Disclosure Schedules shall have been completed.

(f) Completion of SAP Functionality. Parent shall have created the “SAP Functionality” for orders of Products in France, which functionality has the characteristics described in Exhibit C of the form of Transition Services Agreement attached hereto as Exhibit E and which functionality (or interim contingency approach) will be ready for operation as of the Closing, all in a manner reasonably acceptable to Buyer.

(g) Welfare and Health Insurance Schemes. The Company shall have delivered to Buyer a copy of the written decisions implemented to formalize the setting-up of the Company’s welfare and health insurance schemes, as well as evidence of its individual communication to each Company Employee, as well as copy of the minutes of the related works council information and consultation meeting.

(h) Compliance with Law. In the event that the Closing occurs after November 1, 2014, Buyer shall have determined, in its reasonable discretion, after giving effect to Section 5.19, that the transactions contemplated by this Agreement will not violate the “Loi n° 2014-856 Sur l’Economie Sociale et Solidaire” of July 31, 2014.

Section 4.2 Conditions to Obligations of Parent. The obligations of Parent to effect the Closing shall be subject to the following conditions, except to the extent waived (to the extent permitted by applicable Law) in writing by Parent:

(a) Representations and Warranties and Covenants of Buyer.

(i) The representations and warranties of Buyer contained in Section 3.2 of this Agreement, shall be true and correct in all material respects both as of the date hereof and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, which representations and warranties shall be true and correct as of such specified date), except for such representations and warranties that are qualified by terms such as “material”, “materiality” or “Material Adverse Effect” in which case such representations and warranties shall be true and correct in all respects (as modified by such qualifications) both as of the date hereof and as of the Closing Date;

(ii) Buyer shall have in all material respects performed all obligations, and in all material respects have complied with all covenants and agreements, required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(iii) Buyer shall have delivered to the Company and to Parent a certificate of Buyer signed by an officer of Buyer, dated as of the Closing Date, certifying that to the knowledge of such Person, the conditions set forth in Section 4.2(a)(i) and Section 4.2(a)(ii) have been satisfied.

(b) Filings; Consents; Waiting Periods. Any Governmental Filings set forth on Schedule 4.1(b) shall have been filed, made or obtained, and all applicable waiting periods under any antitrust Laws shall have expired or been terminated.

(c) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (including an order, preliminary or permanent) which is in effect and which has the effect of making the Sale illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(d) Compliance with Law. In the event that the Closing occurs after November 1, 2014, Parent shall have determined, in its reasonable discretion, after giving effect to Section 5.19, that the transactions contemplated by this Agreement will not violate the “Loi n° 2014-856 Sur l’Economie Sociale et Solidaire” of July 31, 2014.

ARTICLE V

COVENANTS

Section 5.1 Employment Matters.

(a) As of the Closing, the employment contracts of the Transferred Employees shall be transferred to Buyer in accordance with Article L1224-1 of the French Employment Code.

(b) During the one (1)-year period following the Closing Date, Buyer shall, or shall cause the Company or another Affiliate of Buyer to, provide to each Company Employee who is employed at the Closing Date and each Transferred Employee, for so long as the Company Employee or Transferred Employee remains so employed (i) the same base pay or wage provided to the Company Employee or Transferred Employee and (ii) the same target incentive opportunity. In addition, during that same one (1)-year period, Buyer shall, or shall cause the Company or another Affiliate of Buyer to, provide aggregate employee benefits to the Company Employees and the Transferred Employees that are substantially comparable to the aggregate employee benefits provided by Buyer or its Affiliates to similarly situated employees. Effective as of the Closing Date, each Company Employee and Transferred Employee shall cease participation in the Employee Plans maintained by Parent and the Selling Companies subject to compliance with French Law, and Parent shall, and shall cause its Affiliates to, take such actions as are necessary or appropriate to cause the Company Employees and Transferred Employees to cease participation in such Employee Plans (including plan amendments) and to cause the Company to cease to be a “participating employer” therein, including within forty-five (45) days after Closing making cash payments to each Transferred Employee and Company Employee in the amounts required to cancel all unvested stock options, restricted stock units and similar awards under such Employee Plans (provided that at Parent’s request, Buyer will cause Company and the applicable Designated Buyer Subsidiary to make such cash payments to such Transferred Employees and Company Employees (in the amounts calculated by Parent) it being understood that any such payments, and any other liabilities including employer social security contributions arising therefrom, are part of the Transferred Employee Accrual and Company Employee Accrual, as applicable).

(c) On the Closing Date, Buyer shall credit each of the Transferred Employees with their vacation and/or paid time off benefits accrued but unused as of the Closing Date for use by the Transferred Employees in compliance with Article L.1224-2 of the French Employment Code, with the related cost thereof being included in the Transferred Employee Accrual.

(d) From the date of this Agreement until the Closing, Buyer shall not communicate with any Company Employees or Transferred Employees, including communications related to compensation, benefits or other treatment that they will receive in connection with the transactions contemplated hereby, unless approved by Parent.

(e) Except as otherwise set forth in this Section 5.1, no provision of this Agreement shall (i) create any right in any Company Employee or Transferred Employee to continued employment by Buyer, the Company, or any of their respective Subsidiaries or Affiliates or preclude the ability of Buyer, the Company, or any of their respective Subsidiaries or Affiliates to terminate the employment of any employee for any reason, (ii) require Buyer, the Company, or any of their respective Affiliates to continue any Company Plan or prevent the amendment, modification or termination thereof after the Closing Date in accordance with the terms of the applicable Company Plan, (iii) confer upon any Company Employee or Transferred Employee any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any particular employee benefit plan of Buyer, the Company or any of their respective Subsidiaries or Affiliates.

Section 5.2 Publicity. Buyer and Parent agree that, except promptly following the date hereof Buyer may issue the press release prepared by Buyer in consultation with Parent prior to the date hereof and Buyer may file a Current Report on Form 8-K as required by Law or the rules of a stock exchange on which a Party’s securities are listed with respect to the signing of this Agreement, no public release or announcement concerning the existence of the Agreement or the terms of the transactions contemplated hereby or by any other Transaction Document shall be issued by any Party without the prior consent of the applicable counterparty, except as such release or announcement is required by Law or the rules of a stock exchange on which a Party’s (or its Affiliates’) securities are listed, in which case the Party required to make the release or announcement shall inform the counterparty and use commercially reasonable best efforts to allow the applicable counterparty reasonable time to comment on such release or announcement in advance of such issuance (which such comments the other Party shall consider but shall not be obligated to accept), except that notwithstanding the foregoing the Parties acknowledge that the CERFA and Ordre de Mouvement will be filed with the applicable tax authorities.

Section 5.3 Confidentiality.

(a) Buyer and its Representatives shall treat all nonpublic information obtained in connection with this Agreement or any of the other Transaction Documents (including in connection with the access provisions of Section 5.7 hereof) and the transactions contemplated hereby or thereby as “Confidential Information” (as defined in the Confidentiality Agreement) in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing. Upon the Closing the Confidentiality Agreement and this Section 5.3(a) shall terminate and be of no further force or effect.

(b) From and after the Closing, Buyer shall, and cause its Affiliates, the Company, and their respective Representatives to, keep confidential and not use for any purpose, all Information related to Parent or its Affiliates of which Buyer, its Affiliates, the Company, and their respective Representatives obtained in contemplation or negotiation of the transactions contemplated hereby; provided, however, that this subsection (b) shall not restrict any disclosure that is required by Law or the rules of a stock exchange on which Buyer’s or its Affiliates’ securities are listed or limited to the information in the CERFA and Ordre de Mouvement that will be filed with the applicable tax authorities.

(c) (i) From and after the date hereof, Parent and the Selling Companies shall, and shall cause their respective Affiliates and Representatives to, keep confidential and not use for any purposes all Information related to Buyer and its Affiliates of which Parent, its Affiliates and their respective Representatives obtained in contemplation or negotiation of the transactions contemplated hereby, and (ii) from and after the Closing, Parent and the Selling Companies shall, and shall cause their respective Affiliates and Representatives to, keep confidential and not use for any purposes (other than performing obligations under the Transaction Documents) all Information exclusively related to the Company, the Business Assets and the Business, in each case of which Parent, the Selling Companies and their respective Affiliates and Representatives may be aware; provided, however, that this subsection (c) shall not restrict any disclosure that is required by Law or the rules of a stock exchange on which Parent’s securities are listed or limited to the information in the CERFA and Ordre de Mouvement that will be filed with the applicable tax authorities.

(d) The Parties agree that any breach of the covenants contained in this Section 5.3 may cause immediate and irreparable harm and that remedies at law for any such breach may be inadequate. Accordingly, any Party seeking to enforce this Section 5.3 will be entitled to seek injunctive relief for any breach of this Section 5.3 by any other Party in addition to and not in substitution of any other remedies that may be available under this Agreement.

(e) The requirements of this Section 5.3 shall not apply to any disclosure of any information concerning this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby reasonably occurring in connection with any dispute between the Parties regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 5.4 Conduct of the Business. Parent agrees that, during the period from the date of this Agreement until the Closing or such earlier time as this Agreement may be terminated in accordance with its terms, Parent shall and shall cause the Company and the Selling Companies to (A) operate the Business only in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its employees, to sell Products in the Ordinary Course of Business and to maintain the relationships of the Business with its customers, suppliers and distributors and (B) except as (i) otherwise contemplated by this Agreement or the other Transaction Documents, (ii) required by applicable Law, (iii) set forth on Schedule 5.4, or (iv) consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld or delayed), and, subject to the foregoing clauses (i)-(iv), the Company shall not:

(a) authorize or effect any change of the Company’s articles of incorporation, by-laws, limited liability company agreement or other Organizational Documents of the Company;

(b) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization under any Law;

(c) declare or pay any dividend or make any other distribution whether or not upon or in respect of any shares of its capital stock or equity interest except for the Special Dividend;

(d) grant any options, warrants, or other rights to purchase or obtain any of its capital stock or any securities or issue, sell or otherwise dispose of any of its capital stock or any securities;

(e) except as required by Law, make, change or revoke any Tax election;

(f) issue any note, bond, or other debt security in a material amount or create, incur, assume, or guarantee any material Indebtedness, in each case, except in the Ordinary Course of Business, and in each case except that is paid in full prior to the Closing;

(g) grant any increases in the compensation of any Company Employees or Transferred Employees, except as set forth in Schedule 5.4 or as required by Law;

(h) except as set forth in Schedule 5.4 or as required by Law (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any Company Employee or Transferred Employee, (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits payable to any Company Employee or Transferred Employee under any Company Plan, or (iii) enter into, terminate or amend any Company Plan, provided that the Company may enter into a new voluntary profit sharing agreement so long as no terms thereunder are more favorable to any employee than the voluntary profit sharing agreement listed in Schedule 3.1(p)(xi)(C);

(i) except for Inventory sold in the Ordinary Course of Business, sell, lease, transfer or otherwise dispose of, any of the Business Assets other than pursuant to existing Contracts;

(j) enter into any Contract which, if in effect as of the date of this Agreement would be a Business Contract, except in the Ordinary Course of Business, or amend, terminate or rescind any material Business Contract;

(k) cancel, compromise or settle any material Action, or waive or release any material rights of the Company;

(l) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit or any of the foregoing; or

(m) agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (a) through (l).

Section 5.5 Insurance. Buyer acknowledges and agrees that coverage for the Company under Parent’s insurance policies will cease as of the Closing, and that neither Parent nor any of its Affiliates will purchase any “tail” policy or other additional or substitute coverage for the benefit of Buyer relating to Parent’s insurance policies or the Company applicable in any period after the Closing Date.

Section 5.6 Financial Ability. Upon Parent’s reasonable request at any time and from time to time prior to the Closing, Buyer shall demonstrate to Parent’s reasonable satisfaction Buyer’s financial, legal and technical ability to consummate the transactions contemplated hereby.

Section 5.7 Access to Information.

(a) Subject to Section 5.3 hereof, prior to the Closing, Parent shall and shall cause the Selling Companies and their respective Representatives to afford Buyer and its Representatives reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities of the Business and its books and records, and shall furnish Buyer with such financial, operating and other data and information with respect to the Business as Buyer, through its officers, employees or Representatives, may reasonably request; provided, however, that such access shall only be upon reasonable notice, shall not unreasonably disrupt personnel, operations and properties of the Business, and shall be at Buyer’s sole risk and expense. In exercising its rights hereunder, Buyer shall conduct itself so as not to interfere in the conduct of the Business prior to the Closing. Buyer acknowledges and agrees that any contact or communication by Buyer and its Representatives with officers, employees or agents of the Business hereunder shall be arranged and supervised by Representatives of Parent, unless Parent otherwise expressly consents in writing with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, neither Parent nor any of its Affiliates (including the Company) shall be required to disclose to Buyer or any agent or Representative thereof any (i) information (A) relating to any sale or divestiture process conducted by Parent or its Affiliates for the Business or Parent’s or its Affiliates’ (or their Representatives’) evaluation of the Business in connection therewith, including projections or other financial or other information relating thereto or (B) the disclosure of which, would violate any Contract or Law to which Parent or any of its Affiliates (including the Company) is a party or is subject or could result (in the good faith belief of Parent) in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges) or (ii) consolidated, combined, unitary or similar Tax Return of which Parent or any of its Affiliates (including the Company) is the common parent or any other information relating to Taxes or Tax Returns of the Company. Prior to the Closing, neither Buyer nor any of its Affiliates shall (and each shall cause their respective Subsidiaries and Representatives not to) use any information obtained pursuant to this Section 5.7 for any purpose unrelated to the transactions described in this Agreement or the other Transaction Documents.

(b) After the Closing, upon reasonable written notice, each Party shall furnish or cause to be furnished to the other Party and its Representatives access, during normal business hours, to such information and assistance relating to the Business as is necessary for any reasonable business purpose, including calculation of the Purchase Price adjustment in accordance with Section 2.3 (including the Company Employee Accrual Amount and the Transferred Employee Accrual Amount), financial reporting and accounting matters, the preparation of the Company Financial Information, the preparation and filing of any Tax Return, the defense of any Tax claim or assessment, in connection with any disclosure obligation or the defense of any Action; provided such access shall not unreasonably disrupt personnel, operations and properties of the business of such Party, and shall be at the requesting party’s sole cost and expense.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made hereunder by any Party to this Agreement.

Section 5.8 Commercially Reasonable Best Efforts. Subject to Section 5.8(d), each of Parent and Buyer shall, and shall cause their respective Subsidiaries to, use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, the Sale including: (i) preparing and filing as soon as practicable after the date hereof all Governmental Filings required to be filed to consummate the Sale and the taking of such actions as are necessary to obtain any requisite Governmental Filings from any Governmental Entity and any required approvals, consents or authorizations from any other third party with respect to the Sale, (ii) obtaining all necessary Governmental Filings from, and providing notices to, Governmental Entities and providing required notices to, or obtaining any material consents to assignment of any Business Assets from, any applicable third parties, including all notices to be provided to the FDA, if any, and including providing any further information as may be required by such Governmental Entity or third party with respect to the Sale and (iii) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the Sale.

(a) Parent and Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Sale or any Governmental Filing made by or on behalf of Buyer, Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Sale.

(b) Each of Parent and Buyer shall keep the other reasonably apprised of the status of matters relating to the completion of the Sale. In that regard, each Party shall: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any significant communications from or with any Governmental Entity or other third party with respect to the Sale, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or oral communication with any such Governmental Entity or other third party with respect to the Sale and (iii) to the extent practical and subject to applicable legal limitations and the instructions of any Governmental Entity, not participate in any meeting with (A) any Governmental Entity with respect to the Sale and (B) any third party (excluding Governmental Entities) with respect to any material consent, approval or waiver in connection with the Sale, in each case, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity or other third party, as applicable, gives the other Party the opportunity to attend and participate thereat.

(c) Without limiting the generality of the foregoing:

(i) Subject to Section 5.8(d), Buyer shall and, shall cause its Subsidiaries and Affiliates to promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under antitrust Laws that may be required by any Governmental Entity, so as to enable the Parties to cause the Closing to occur as soon as practicable; and

(ii) Subject to Section 5.8(d), if any objections are asserted with respect to the Sale under antitrust Laws or if any Action, whether judicial or administrative, is instituted by any Governmental Entity or any private party challenging the Sale as violative of antitrust Laws, each of the Parties hereto shall cooperate with one another and use its commercially reasonable best efforts to: (A) oppose or defend against any Action to prevent or enjoin consummation of the Sale and/or (B) take such action as necessary to overturn any Action by any Government Entity or private party to block consummation of the Sale, including by defending any Action brought by any Governmental Entity or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Law or order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Sale, or in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Laws so as to permit consummation of the Sale.

(d) Notwithstanding anything to the contrary in this Agreement, (i) neither Buyer nor any of its Subsidiaries shall be required to divest, hold separate or license any of their respective businesses, operations, product lines, properties or assets, or to take or agree to take any other action or agree to any limitation that would have an adverse effect on Buyer or any Subsidiary of Buyer or on Buyer combined with the Company, and (ii) the Company shall not be permitted to divest, hold separate or license any of its businesses, operations, product lines, properties or assets, or to take or agree to take any other action or agree to any limitation that would have an adverse effect on the Company.

Section 5.9 Transfer of Excluded Company Assets. Prior to Closing, Parent shall cause the Company to transfer all Excluded Company Assets out of the Company. In the event, and to the extent that, after the Closing Date any Party identifies any Excluded Company Asset that the Company failed to transfer out of the Company prior to Closing, Buyer shall, at Parent’s cost and expense, use commercially reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with Parent, to assign, license or otherwise transfer any such Excluded Company Assets to Parent or an Affiliate of Parent as reasonably designated by Parent.

Section 5.10 Further Assurances. Upon the terms and subject to the conditions set forth herein, except as otherwise provided in this Agreement, each of the Parties hereto agrees to use its commercially reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Party hereto in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (i) the satisfaction of the conditions precedent to the obligations of any of the Parties hereto and (ii) the execution and delivery of such instruments, and the taking of such other actions as the other Party hereto may reasonably require in order to carry out the intent of this Agreement. To the extent that any Party identifies assets owned by or licensed to the Selling Companies after the date hereof but before the Closing that were required to be identified on Schedules 2.2(a)(i)(A), 2.2(a)(ii), 2.2(a)(iv)(A), 2.2(a)(v) or 2.2(a)(vi) but were not so identified, or the failure of which to be included within the Business Assets to be transferred at Closing would constitute a breach of the representations and warranties set forth in Section 3.1, without limiting Buyer’s remedies hereunder, Parent shall promptly deliver or have delivered an amended Schedule to Buyer, if applicable, and, unless Buyer shall have indicated to the Parent that it does not so desire, take such other action as is necessary to either include such assets within the Business Assets to be delivered at Closing or license or otherwise make such assets available to Buyer on such terms and in a manner similar to that otherwise utilized herein for assets of a similar type or kind.

Section 5.11 Provision of Certain Services. Buyer acknowledges and agrees that the Business currently receives from Parent and its Affiliates certain administrative and corporate services and benefits of a type generally provided to other businesses and Subsidiaries of Parent (the “Support Services”). Parent and Buyer acknowledge and agree that, except as provided in the Transaction Documents, the Support Services shall cease at Closing, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Closing Date, with no further obligation of any party thereto.

Section 5.12 Parent’s and the Company’s Name and Trademarks. Promptly after the Closing, Buyer shall take all action necessary to change the name of the Company to remove all references to “Medtronic” and “Xomed”. Buyer shall not, and shall ensure that its Representatives and the Company after Closing do not, represent itself or themselves as Parent or an Affiliate of Parent or as Representatives of Parent or an Affiliate of Parent. The prohibitions in this Section 5.12 shall expressly apply, without limitation, to the use of any company name, website, stationery, invoices, packaging and identifying signs bearing name or trademarks of Parent, or an Affiliate of Parent, except as permitted under the Transition Services Agreement or the other Transaction Documents.

Section 5.13 Updates to the Parent Disclosure Schedule. Prior to the Closing, Parent shall give written notice to Buyer of any matters, events, facts or circumstances occurring after the date of this Agreement which have caused any representation or warranty of Parent or the Company contained in this Agreement to be untrue or inaccurate. Any such written notice shall not effect Buyer’s right to terminate this Agreement, but if any such supplement or amendment gives Buyer the right to terminate this Agreement pursuant to Article VII but the transactions contemplated by this Agreement are consummated, then such written notice will be deemed to have amended the Parent Disclosure Schedule, to have modified the representations and warranties contained in Section 3.1 and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the matter, event, fact or circumstance.

Section 5.14 Bulk Transfer Laws. Buyer acknowledges that the Company and the Selling Companies have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer Laws or similar Laws that may be applicable, and Buyer waives the Company’s and the Selling Companies’ compliance with such Laws.

Section 5.15 Noncompetition.

(a) Parent agrees that for a period of five (5) years following the Closing Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly (other than in connection with performing obligations pursuant to a Transaction Document): (x) engage in a Competitive Business, (y) license to any Person for use in any Competitive Product any registered Intellectual Property that is owned or controlled by Parent or its Affiliates, or (z) acquire any ownership interest in, or own or control, any Competitive Business or any of the businesses or entities identified on Schedule 5.15; provided, however, the foregoing shall not be construed to prevent or otherwise restrict Parent or its Affiliates from owning up to ten percent (10%) of the outstanding equity securities of any entity with equity securities listed or traded on a national stock exchange or stock market. Notwithstanding the foregoing, during the five (5)-year period following the Closing Date, Parent or any of its Affiliates may, subject to Section 5.15(b), acquire, integrate and operate the business of (i) Covidien Plc and (ii) an interest in a third party (a “Target”) that operates a division or other portion of its business (a “Division”) that is a Competitive Business if the combined annual revenues of the Target and its Subsidiaries derived from the ENT Competitive Business represent less than twenty-five percent (25%) of the combined total annual revenues of the Target and its Subsidiaries for the most recent full fiscal year then ended, provided that in the event of an acquisition described in this subpart (ii) (a “Triggering Transaction”), Parent or its Affiliates shall provide to Company, as the Company’s sole and exclusive remedy in such circumstance, a right of first refusal (the “Right of First Refusal”) to acquire (or cause one of its Affiliates to acquire) from Parent or its Affiliates that portion of the Division that engages in a ENT Competitive Business for a cash payment equal to the Division FMV (as defined below) under the following terms and conditions:

(i) Parent or its Affiliates shall give Company written notice no more than thirty (30) days following the closing of a Triggering Transaction, including a full and complete description of the Division and the terms under which the Target was acquired, and access to the data room or other compilation of financial, operational and other due diligence information regarding the Division, upon execution of a confidentiality agreement reasonably acceptable to the parties.

(ii) The fair market value of the Division (the “Division FMV”) shall be agreed to by the parties after good faith discussions. Should the parties be unable to determine the Division FMV within forty-five (45) days after delivery of the notice described in the preceding subsection (a)(i), then an independent accounting firm or valuation expert (the “Valuation Firm”) shall be selected to determine the Division FMV. The Valuation Firm’s determination of the Division FMV (A) shall take into account (x) the Division’s size, revenue and profitability relative to the Target, and (y) all of the terms and conditions of the proposed sale of the Division to Company, including the presence of, absence of or limitation on transition services or representations and warranties of the kind contemplated by Section 5.15(a)(iv) below, and (B) shall be based on valuation metrics derived by reference to the terms of the purchase and sale of the Shares and the Asset Sale, taken as a whole, without reference to the valuation metrics of Parent’s or its Affiliates’ acquisition of Target. The parties shall share the cost of the Valuation Firm’s work equally and the Valuation Firm’s determination shall be final.

(iii) Company shall notify Parent within thirty (30) days after determination of the Division FMV if it intends to exercise the Right of First Refusal hereunder.

(iv) The parties shall use commercially reasonable best efforts, including working diligently and in good faith, to negotiate a definitive purchase agreement (and such consents, documents or other matters reasonably necessary) for the acquisition by Company of the Division, and if such definitive purchase agreement is entered into, to close such acquisition within one hundred twenty (120) days after the Company’s exercise of the Right of First Refusal, subject to Section 5.15(a)(v). Any definitive agreements would include representations, warranties, covenants and indemnification rights from Parent or its Affiliates that are at least as favorable to the Company as the representations, warranties, covenants and indemnification rights Parent or its Affiliates received with respect to the Division, or if more favorable, the Target, and any definitive agreements would not include any transition services arrangements from Parent or its Affiliates except to the extent that Parent or its Affiliates are able to pass through to Company transition services Parent or its Affiliates are entitled to receive from Target with respect to the Division. During such time, Parent or its Affiliates shall not divest or otherwise modify the Division.

(v) If Company is required to obtain regulatory approvals for its purchase of the Division from Parent or its Affiliates, then Company shall proceed expeditiously to obtain the approvals, Parent and its Affiliates will cooperate with Company to obtain the approvals, and the 120-day period provided in Section 5.15(a)(iv) will commence upon issuance of the approvals in a form reasonably satisfactory to Company.

(vi) If Company declines in writing to exercise the Right of First Refusal or does not exercise the Right of First Refusal within the time period set forth in Section 5.15(a)(iii), then Parent shall, or shall cause its Affiliates to, expend commercially reasonable best efforts to divest, sell or otherwise dispose of the Division to an unrelated third party over which Parent and its Affiliates exercise no control within one hundred twenty (120) days after Company declining in writing to exercise its Right of First Refusal or the expiration of the time period set forth in Section 5.15(a)(iii), whichever occurs first.

(vii) Notwithstanding anything to the contrary in this Section 5.15, Parent shall, and shall cause its Affiliates to (A) cease any conduct of the ENT Competitive Business within two (2) years following the consummation of any Triggering Transaction and (B) in no event use the “Xomed” or any related mark in connection with the conduct of the ENT Competitive Business.

(viii) This Right of First Refusal shall continue in full force and effect during the period of five (5) years following the Closing Date with respect to any subsequent Triggering Transaction(s) notwithstanding any prior exercise or failure to exercise the Right of First Refusal with respect to any prior Triggering Transaction(s).

(ix) The parties shall execute, and shall cause their respective Affiliates to execute, all documents reasonably necessary to effectuate the terms hereof and effectuate the closing on Company’s acquisition of the Division should it exercise its Right of First Refusal hereunder and the parties enter into definitive agreement with respect to such acquisition.

(b) Parent shall not, and shall cause its Affiliates not to for a period of five (5) years following the Closing Date (i) use the “Xomed” or any related mark or (ii) use any product “SKUs” used prior to the Closing Date for any of the Products, in each case on or in connection with the exploitation of any surgical instrument used in any laprascopic procedure that is independent, re-usable, handheld, non-powered, non-energized and/or not connected to a monitoring device that is part of a business of Covidien Plc acquired by Parent or its Affiliates or a Division acquired by Parent or its Affiliates in accordance with this Section 5.15 (each, an “Acquired Laproscopic Business”).

(c) For a period of two (2) years from and after the Closing Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, recruit, offer employment, employ, engage as a consultant, lure or entice away, or in any other manner persuade or attempt to persuade to leave the employ of the Company or any of its Affiliates, any Transferred Employee, the individual listed in Schedule 5.15(c) or any other Person who as of the date hereof or as of the Closing is a Company Employee.

(d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.15 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.16 Company Financial Information.

(a) At least five (5) Business Days prior to the Closing Date, Parent shall deliver to Buyer the Company Financial Information.

(b) The Company Financial Information will (i) be prepared from and in accordance with the books and records of the Business, (ii) be prepared in accordance with U.S. GAAP in a manner consistently followed throughout the periods indicated; and (iii) fairly present in all material respects the combined revenue and direct expenses and combined assets acquired and liabilities assumed of the Business as at the dates of and for the periods referred to therein.

(c) Parent shall cause the independent public auditing firm that audited the Company Financial Information to deliver all required consents for the inclusion of the Company Financial Information in any filings Integra LifeSciences Holdings Corporation makes with the Securities and Exchange Commission pursuant to the Act or the Exchange Act. Parent shall, and shall cause its Affiliates and auditors to, at Parent’s expense, provide to Buyer such cooperation as is reasonably requested by Buyer in connection with, and assist Buyer and its counsel, financial advisors, auditors and other authorized representatives in, the preparation of such pro forma financial statements of the Business as required to be prepared by Buyer pursuant to applicable Laws in connection with the transactions contemplated by this Agreement, including applicable disclosure requirements under the Securities Act and the Exchange Act. Nothing in this Section 5.16(c) shall require Parent or any of its Affiliates to (i) provide any cooperation or assistance to the extent it would interfere unreasonably with the ongoing business or operations of Parent or any of its Affiliates or (ii) be responsible for the preparation of any pro forma financial statements.

Section 5.17 Certain Transition Information. Parent shall, and shall cause its Affiliates to, provide to Buyer the information with respect to the Business set forth in Schedule 5.17 within the time periods designated for such information set forth on Schedule 5.17.

Section 5.18 Product Registrations in Mexico. Parent shall cause one of its Affiliates to make a submission for Product Registrations for the Products in Mexico as follows: (i) for the Products included in “CSN Batch 1”, no later than February 28, 2015 and (ii) for all other Products, no later than May 31, 2015.

Section 5.19 Closing After November 1, 2014. If the Closing occurs after November 1, 2014, Buyer and Parent shall coopearate and take actions that are reasonably necessary to ensure that the transactions contemplated by this Agreement will not violate the “Loi n° 2014-856 Sur l’Economie Sociale et Solidaire” of July 31, 2014.

ARTICLE VI

TAX MATTERS

Section 6.1 Liability for Taxes.

(a) Parent will indemnify and hold harmless each Buyer Indemnified Party from and against any and all Taxes incurred or suffered by any Buyer Indemnified Party arising out of or in connection with any (i) Taxes (or the non-payment thereof) of the Company for any Pre-Closing Tax Period; (ii) Taxes of any Person (other than the Company) imposed on the Company or with respect to the Business Assets as a transferee, successor, by contract, or otherwise, which Taxes relate to an event or transaction occurring before the Closing; and (iii) Taxes resulting from a breach of, or inaccuracy in, any representation or warranty set forth in Section 3.1(m) (Taxes); provided, however, that with respect to a Straddle Period, Parent’s liability for Taxes shall equal the excess, if any, of (A) the Taxes allocable to the portion of such Straddle Period ending on the Closing Date, calculated in accordance with Section 6.1(c), over (B) the Taxes for such Straddle Period paid prior to the Closing Date by Parent or an Affiliate thereof with respect to the Company or the Business Assets. For the avoidance of doubt, any Taxes arising from a transaction, other than any transaction contemplated by this Agreement, that is initiated by Buyer or any of its Affiliates with respect to the Company outside the Ordinary Course of Business on the Closing Date but after the Closing shall be treated as having occurred after the Closing Date for purposes of this Article VI.

(b) Buyer shall be liable for, pay and indemnify and hold harmless Parent from and against all Taxes imposed on the Company or with respect to the Business Assets for any Post-Closing Tax Period.

(c) For purposes of this Article VI, to the extent permitted or required by Law or administrative practice, the taxable year (or period) of the Company which includes the Closing Date shall be treated as closing on the Closing Date. Whenever it is necessary to determine the liability for Taxes that are payable with respect to a Straddle Period, the amount of any such Taxes that is allocable to the portion of such period ending on the Closing Date shall be:

(i) In the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year (or period) ended on the Closing Date;

(ii) In the case of all other Taxes (including property Taxes), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.

(d) For the avoidance of doubts, Taxes shall be indemnified only under Article VI and no Tax can be indemnified both under this Article VI and under Article VIII. Claims for indemnification under this Section 6.1 shall be governed by Section 6.4 and not by the provisions set forth in Section 8.3. For the avoidance of doubt, no provision under Article VIII will limit the obligations of Parent with respect to any Tax indemnity claim brought pursuant to this Section 6.1.

(e) The obligations of Parent to indemnify and hold harmless Buyer, on the one hand, and the obligations of Buyer to indemnify and hold harmless the Parent, on the other hand, pursuant to this Article VI shall terminate thirty (30) days after the applicable statute of limitation.

(f) For purposes of determining a Party’s liability for indemnification for Taxes under this Section 6.1, the following principles shall also apply to determine such liability:

(i) Any Tax assessed by any Governmental Entity whose effect is solely to shift a Tax liability from one fiscal year to another shall give rise to indemnification only insofar as, and to the extent of the effective cost incurred when the Company is required to pay a penalty or interest charge in relation thereto.

(ii) If the cancellation of any carry forward or carry back Tax losses existing at the Closing Date gives rise to a Tax deficiency assessed by a Governmental Entity for a Post-Closing Tax Period, such cancellation shall not give rise to any indemnification (if relevant).

(iii) The amount of any Taxes indemnifiable under this Section 6.1 shall be determined without duplication of any other Taxes already indemnified hereunder, shall not include any Taxes payable included in the Closing Purchase Price Adjustment Amount, and shall be computed net of any Tax Benefit realized by the indemnified party under this Section 6.1 with respect to the Tax giving rise to such indemnification.

(iv) Claims for indemnification under this Section 6.1 resulting from a breach of, or inaccuracy in, any representation or warranty set forth in Section 3.1(m) (Taxes) shall not be made after the expiration of such representations and warranties as provided for in Section 9.4.

Section 8.4(e) shall also apply to this Article VI.

(g) Whenever Parent shall be required to pay Buyer or Buyer shall be required to pay Parent an amount pursuant to this Article VI, such payments shall be made on the later of ten (10) days after such payments are requested or two (2) days before the requesting Party is required to pay the related Tax liability; provided, that in the case of an Audit, no indemnification pursuant to Article VI shall be payable until the Audit has been settled or otherwise resolved in accordance with Section 6.4. If any amount of such payment paid to Buyer or Parent is thereafter refunded to such Person by the applicable Tax authority, Buyer or Parent, as applicable, shall promptly reimburse such refunded amount to the other Party.

Section 6.2 Tax Returns.

(a) Parent shall prepare and timely file (or cause to be prepared and timely filed) when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company or otherwise with respect to the Business Assets for any Pre-Closing Tax Period that are due before the Closing Date and shall remit or caused to be remitted to the relevant Governmental Entity any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared on a basis consistent with the Tax Returns previously filed by the Company or the Selling Companies to the extent related to the Business Assets, unless otherwise required by applicable Tax Law. Buyer shall have a right to review and comment on such Tax Returns, and Parent shall consider in good faith any comments provided by Buyer.

(b) Buyer shall prepare and timely file (or cause to be prepared and timely filed) when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed with respect to the Company or otherwise with respect to the Business Assets for any Pre-Closing Tax Period that are due after the Closing Date, and Buyer shall remit or cause to be remitted to the applicable Governmental Entity any Taxes shown to be due in respect of such Tax Returns, subject to Parent’s liability to pay the Taxes of such Pre-Closing Tax Period (including that portion of the Straddle Period ending on the Closing Date as determined in accordance with Section 6.1).

(c) With respect to Tax Returns to be filed by Buyer pursuant to paragraph (b) of this Section 6.2, (x) such Returns shall be filed in a manner consistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns unless required by applicable Law, and (y) such Tax Returns shall be submitted to Parent not later than sixty (60) Business Days prior to the due date for filing such Tax Returns (giving effect to valid extensions) (or, if such due date is within less than forty-five (45) Business Days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Parent. If Parent objects to such Tax Return presented by Buyer, Parent shall notify Buyer of such disputed items and the basis for its objection within thirty (30) Business Days of the day of receipt of such Tax Return, and Buyer and Parent shall act in good faith to resolve any such dispute for the thirty (30) Business Days period thereafter. If within thirty (30) days of Parent’s delivery of a notice of objection, the Parties have not reached an agreement regarding such Tax Return, the dispute shall be presented to a jointly-selected internationally recognized accounting firm that is not the independent auditor for either Parent, the Company or Buyer and is otherwise independent and impartial, whose determination shall be final and binding on both Parties and may be entered and enforced in any court having jurisdiction. If the dispute cannot be resolved before the due date of the Tax Return (taking into account extensions) Buyer may file the Tax Return in the manner that it determines and then file an amended Tax Return if necessary when the dispute is resolved that reflects the resolution of the dispute.

(d) Unless required by applicable Law, neither Buyer nor any of its Affiliates shall amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating (x) to the Company or the Business Assets with respect to any Tax period ending on or before the Closing Date without the prior written consent of Parent, which consent may be withheld in Parent’s sole discretion, and (y) to the Company or the Business Assets with respect to any Straddle Period without the prior consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed.

Section 6.3 Tax Refunds.

(a) Any Tax refund, credit or similar benefit (including interest paid or credited with respect thereto) received by or credited to Buyer or any of its Affiliates that relates to any Pre-Closing Tax Period, shall be paid to Parent within five (5) days after the receipt of such Tax refund or the claiming of such credit or similar benefit. All other Tax refunds, credits or similar benefits of the Company shall be the property solely of Buyer.

(b) For purposes of this Article VI, where it is necessary to apportion a refund or credit between Parent and Buyer for a Straddle Period, such refund or credit shall be apportioned between Parent and Buyer in accordance with the allocation principles set forth in Section 6.1(c).

(c) Buyer shall cooperate in obtaining any refund that Parent reasonably believes should be available, including through filing amended Tax Returns with the applicable any Governmental Entities; provided, however, that Parent shall reimburse Buyer for all reasonable professional fees incurred by Buyer in connection with obtaining any such refund.

Section 6.4 Contests.

(a) Buyer and Parent shall promptly notify the other Party in writing upon receipt of written notice of any pending or threatened audit, notice of deficiency, examination, assessment or any other administrative proceeding or court proceedings including any further litigation before any tribunal or Court of any level (“Audit”) which may affect any Tax liability for which the other Party is liable pursuant to Section 6.1.

(b) Parent shall have the sole right, at its own expense, to (i) represent the interests of Parent and the Company and the Selling Companies in respect of the Business in any Audit relating to Tax period ending on or before the Closing Date, (ii) employ counsel of its choice in connection therewith and (iii) settle any Audit relating in all or in part to Taxes of the Company or to Taxes in respect of the Business Assets for any taxable period ending on or before the Closing Date; provided, however, that (A) Parent shall keep Buyer advised as to the current status and progress of such Audit and (B) neither Parent nor its Affiliates shall settle any Audit relating (in whole or in part) to Taxes of the Company or in respect of the Business Assets for a Tax period ending on or before the Closing Date without the prior written consent of Buyer (such consent not to be unreasonably withheld).

(c) Buyer shall have the sole right, at its own expense, to (i) control any Audit in respect of the Company or the Business Assets with respect to a Straddle Period and (ii) employ counsel of its choice in connection therewith, provided, however, that (A) Buyer shall keep Parent advised as to the current status and progress of such Audit, (B) Parent shall have the right to participate (at Parent’s own expense) in any such Audit, and Buyer shall consider in good faith any comments provided by Parent and (C) neither Buyer nor any of its Affiliates shall settle any Audit relating (in whole or in part) to Taxes of the Company or in respect of the Business Assets for any Straddle Period without the prior written consent of Parent (such consent not to be unreasonably withheld).

Section 6.5 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

Section 6.6 Tax Matters Cooperation. Each of Buyer and Parent shall, and shall cause its respective Affiliates to, at its own expense, to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company and in respect of the Business Assets and any Audit with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and Buyer shall (i) retain all books and records with respect to Tax matters pertinent to each of the Company or the Business Assets relating to any Taxable Period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Parent, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity and (ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, shall allow the requesting Party, at its sole expense, to take possession of such books and records. Such cooperation shall also include the filing by the relevant Party of any answer, letter claim or any other written document with the relevant Governmental Entity in the context of a Tax Audit.

Section 6.7 Purchase Price Allocation. Neither Buyer or its Affiliates, nor Parent or its Affiliates, shall file any Tax return that is inconsistent with the Purchase Price Allocation.

Section 6.8 Characterization of Payments. For all Tax purposes, the Parties agree to treat all payments made pursuant to this Article VI as an adjustment to the Purchase Price to the extent such characterization is proper and permissible under relevant Tax Law.

Section 6.9 Registration Formalities for the Business Assets. Buyer shall pay all registration costs, Taxes and duties relating to the transfer of the Business Assets and shall hold harmless the Parent Indemnified Parties from and against Transfer Taxes arising from the sale of the Business Assets.

Section 6.10 Registration Formalities for the Sale of the Company. Notwithstanding anything in this Agreement to the contrary, Buyer shall be liable for, pay (or caused to be paid) and indemnify and hold harmless the Parent Indemnified Parties from and against Transfer Taxes due upon the sale of the Shares of the Company.

Section 6.11 Currency Conversion. For purposes of determining the Euro equivalent of the U.S. Dollar amount allocated to the Shares for purposes of the CERFA, the Parties shall use the foreign exchange rate as published by The Wall Street Journal on the Closing Date.

ARTICLE VII

TERMINATION

Section 7.1 Termination.

(a) Termination of Agreement. This Agreement may be terminated as follows:

(i) by mutual written consent of Buyer and Parent at any time prior to the Closing;

(ii) by the written notice of either Buyer or Parent to the other Party if the Closing shall not have occurred on or before March 15, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any Party whose failure to fulfill any obligation (including under Section 5.8) under this Agreement shall have been a cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(iii) by the written notice of Buyer or Parent to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any representation, warranty, covenant or other agreement contained herein on the part of the other Party that would cause the conditions set forth in Section 4.1 or Section 4.2 not to be satisfied, which breach is not cured within thirty (30) days following written notice to the Party committing such breach; or

(iv) upon ten (10) days advance written notice by Buyer or Parent to the other Party, if any Law permanently restraining, enjoining or otherwise prohibiting the Sale shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(a)(iv) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been a cause of, or shall have resulted in, the issuance of such final and non-appealable order.

(b) Effect of Termination. In the event of termination of this Agreement by a Party hereto pursuant to Section 7.1(a) hereof, written notice thereof shall forthwith be given by the terminating Party, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby and by the other Transaction Documents shall be abandoned without further action by the Parties hereto, except that the provisions of Section 5.2, Section 5.3, this Section 7.1(b) and Article IX shall survive the termination of this Agreement (in accordance with their terms, if specified); provided, however, that (i) such termination shall not relieve any Party hereto of any liability for damages actually incurred or suffered by any other Party as a result of any willful and intentional breach of this Agreement and (ii) upon such termination, the provisions of the Confidentiality Agreement shall automatically be extended and remain in full force and effect until the later of (x) one (1) year following such termination without any further action by Parent or Buyer or (y) the term specified in the Confidentiality Agreement. For purposes of this Agreement, a “willful and intentional” breach means a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement (it being acknowledged and agreed by the Parties hereto that the failure to close the Sale by any Party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be a willful and material breach of this Agreement).

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Obligations of Parent.

(a) From and after the Closing, and subject to the terms, conditions and limitations set forth in this Agreement, Parent agrees to indemnify and hold harmless Buyer and its directors, officers, employees, Affiliates, Subsidiaries (including, for the avoidance of doubt, the Company) and successors (collectively, the “Buyer Indemnified Parties”) from and against any direct losses, damages, liabilities, claims, diminutions in value, costs and expenses, interest, penalties, judgments and settlements, whether or not pursuant to a third party claim (collectively, “Losses”) incurred and/or suffered by any Buyer Indemnified Party, to the extent arising out of:

(i) any breach of any of the warranties or the inaccuracy of any representation of Parent made in this Agreement or contained in the certificates referenced in Section 4.1(a)(iii) or Section 4.1(a)(iv) hereof and delivered at Closing pursuant to this Agreement (it being agreed that the amount of such Losses shall be calculated without regard to any qualifications as to materiality, Material Adverse Effect or similar qualification; provided, that such qualifications shall be taken into account in the determination as to whether or not there is a breach of such representation or warranty);

(ii) any breach or nonperformance of any of the covenants or agreements made by the Company, the Selling Companies or Parent in this Agreement, which, in the case of covenants and agreements of the Company, are required to be performed or complied with at or prior to the Closing;

(iii) any Excluded Liability;

(iv) any Action pending against the Company or with respect to the Business as of the Closing including the matters set forth on Schedule 8.1(a)(iv);

(v) (i) any claims of personal injury (as defined within the Company’s Commercial General Liability policy), bodily injury or property damage, excluding product liability, related to the conduct of the Business arising out of an incident occurring prior to Closing or (ii) any product liability claim related to the conduct of the Business, whether made before or after the Closing, arising out an incident with a third party, or from circumstances that would reasonably be expected to lead to a product liability claim, in either case occurring prior to the Closing which incident or circumstance was reported to or known by Parent, the Company, Seller or any of their Affiliates prior to Closing;

(vi) any failure of the Company (or any Selling Company with respect to the Transferred Employees or the Business) prior to the Closing to comply with (A) overtime, working time or similar laws or related data privacy Laws or (B) requirements under data privacy Laws to make any filing or registration with, or notification to, any Governmental Entity or any similar requirements under data privacy Laws;

(vii) any Employee Plan of Parent or any of its Affiliates (other than Company Plans), except with respect to any liabilities comprising the Company Employee Accrual or Transferred Employee Accrual;

(viii) any Action by a Person (other than the Parties or Affiliates hereof), including any royalty obligations, arising out of the use on or before Closing, or subject to the Transition Services Agreement after Closing, of any portion of the name of any healthcare professional or other Person in connection with the marketing or sale of any Product, which portion of such name was so used by Parent, the Company or any of their Affiliates prior to the Closing without appropriate legal right;

(ix) any Action by any Person (other than the Parties or Affiliates thereof) arising out of any failure of Parent or its Affiliates to comply with applicable Laws with respect to the sale of Products in Mexico prior to Closing;

(x) the recall and related CAPA for the Products referred to in Attachment No. 4 to the Parent Disclosure Schedules, and any product liability claims arising out of the circumstances requiring such recall;

(xi) any amounts payable by Buyer or its Affiliates (including the Company) in respect of the Retention Bonuses to the extent not included in the Retention Bonuses and Benefit Acceleration Amount;

(xii) the matters with respect to the use of a certain trademark as set forth in Item (ii)(2) of Schedule 3.1(s) to the Parent Disclosure Schedule and subject to the Transition Services Agreement after Closing any continued use of such trademark after the Closing by Buyer and its Affiliates on Products on which such trademark were used prior to the Closing;

(xiii) the matters set forth in Schedule 3.1(p)(iii)(3) in the Parent Disclosure Schedule; and

(xiv) the inability of Parent and its Affiliates to continue to make Products available for sale under the federal “Distribution and Pricing Agreement” from the Closing through the end of the Distribution Period (as defined in the Distribution Agreement) for the United States.

(b) The obligation of Parent to indemnify the Buyer Indemnified Parties for Losses is subject to the following limitations: (i) Parent shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to Section 8.1(a)(i) of this Agreement unless the aggregate amount of Losses incurred by all Buyer Indemnified Parties pursuant to such provision exceeds, after taking into consideration the impact of other provisions of this Section 8, one (1) percent of the Closing Consideration (the “Basket”), and then the Buyer Indemnified Parties shall be entitled to indemnification for the amount of any Losses in excess of the Basket; and (ii) in no event shall the aggregate amount of Losses for which Parent is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 8.1(a)(i) of this Agreement exceed twelve and one-half percent (12.5%) of the Closing Consideration (the “Maximum R&W Indemnification Amount”); provided, however, no Claim shall be taken into account when determining whether the Basket has been exceeded unless such Claim is greater than or equal to Ten Thousand Dollars ($10,000) (the “De Minimis Claim Threshold”); provided, however, that the limitations set forth in the above (i) and (ii) shall not apply to breaches or inaccuracies of Sections 3.1(a) (Due Organization and Good Standing), 3.1(b) (Company Subsidiaries), 3.1(c) (Ownership of Shares), 3.1(d) (Ownership of Business Assets) or 3.1(e) (Authorization of Transaction) or breaches that constitute actual fraud.

(c) In no event will the aggregate amount of Losses for which Parent is obligated to indemnify the Buyer Indemnified Parties pursuant to Sections 8.1(a)(ii)-(viii) exceed an amount equal to the Closing Consideration, minus any amounts indemnified to Buyer Indemnified Parties by Parent pursuant to Section 8.1(a)(i) (other than arising out of breaches of Sections 3.1(a) (Due Organization and Good Standing), 3.1(b) (Company Subsidiaries), 3.1(c) (Ownership of Shares), 3.1(d) (Ownership of Business Assets), and 3.1(e) (Authorization of Transaction) or breaches or inaccuracies of representations or warranties that constitute actual fraud); provided, however, that the foregoing limitation shall not apply to any willful and intentional breach or nonperformance of this Agreement.

Section 8.2 Obligations of Buyer. From and after the Closing, Buyer agrees to indemnify and hold harmless Parent and its directors, officers, employees, Affiliates and successors (collectively, the “Parent Indemnified Parties”) from and against any and all Losses incurred by any Parent Indemnified Party to the extent arising out of: (a) any breach of any of the representations or warranties made by Buyer in this Agreement, (b) any breach or nonperformance of any of the covenants or agreements made by Buyer in this Agreement, (c) the Assumed Liabilities, (d) any breach or nonperformance of any of the covenants or agreements made by the Company in this Agreement which are required to be performed or complied with following the Closing, and (e) except to the extent (1) Parent is obligated to defend, indemnify and hold harmless the Buyer Indemnified Parties pursuant to Section 8.1 or as otherwise provided herein or (2) Parent or Affiliates thereof are obligated to indemnify Buyer, its Affiliates or other indemnified parties pursuant to the Transaction Documents, the operation of the Business and the Company from and after the Closing. The obligation of Buyer to indemnify the Parent Indemnified Parties for Losses is subject to the following limitations: (x) Buyer shall not be required to provide indemnification to any Buyer Indemnified Party pursuant to this Section 8.2 of this Agreement unless the aggregate amount of Losses incurred by all Parent Indemnified Parties pursuant to such provision exceeds, after taking into consideration the impact of other provisions of this Section 8.2, the Basket, and then the Buyer Indemnified Parties shall be entitled to indemnification for the amount of any Losses in excess of the Basket; and (y) in no event shall the aggregate amount of Losses for which Buyer is obligated to indemnify the Parent Indemnified Parties pursuant to this Section 8.2 of this Agreement exceed the Maximum R&W Indemnification Amount; provided, however, no Claim shall be taken into account when determining whether the Basket has been exceeded unless such Claim is greater than or equal to the De Minimis Claim Threshold; provided, however, that the foregoing limitation shall not apply to breaches of Sections 3.2(a) (Due Organization and Good Standing) or 3.2(b) (Authorization of Transaction) or to any breaches or inaccuracies of provisions of this Agreement that constitute actual fraud.

Section 8.3 Indemnification Procedures.

(a) In the event that (i) any Action is asserted or instituted by any Person (other than the Parties to this Agreement or their Affiliates) that could give rise to Losses for which a Party may have a claim for indemnification under this Agreement (other than pursuant to Section 6.4) (such Action, a “Third Party Claim”) or (ii) any Party shall be entitled to make a claim for Losses pursuant to Section 8.1(a) or Section 8.2 that does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claim, “Claims”), the Party asserting such Claim (the “Indemnified Party”) shall, promptly send to the Party from whom indemnification is sought (the “Indemnifying Party”) a written notice describing (in reasonable detail) the facts constituting the basis for such Claim and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Claim) (a “Claim Notice”) together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party or any of its Affiliates in the case of a Third Party Claim; provided that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is actually prejudiced by such delay.

(b) All Third Party Claims asserted under this Article VIII shall be resolved as follows:

(i) The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense and by counsel of its own choosing, to defend against such Third Party Claim; provided that if, under applicable standards of professional conduct a conflict of interest on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel to be retained in order to resolve such conflict, promptly upon presentation by the Indemnified Party of invoices or other documentation evidencing such amounts to be reimbursed.

(ii) If the Indemnifying Party undertakes to defend against such Third Party Claim, (A) the Indemnifying Party shall use its reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim, and (B) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, consent to any settlement, except with respect to the settlement of Third Party Claims made solely for money damages which settlement contains an unconditional release of the Indemnified Party from the subject matter of the settlement and no finding that the Indemnified Party has violated any Law or the rights of any Person. If the Indemnifying Party undertakes to defend against such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. If the Indemnifying Party does not undertake within the Notice Period to defend against such Third Party Claim, then the Indemnified Party shall have the right to undertake such defense. No Indemnified Party may compromise or settle any Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnified Party, the Indemnifying Party and the Company shall, and shall cause their respective employees to, render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such Third Party Claim. Notwithstanding the foregoing, in the event of any Third Party Claim that is a Specified Third-Party Claim the Indemnified Party shall be entitled to control the defense of and compromise or settle such Claim with the consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.

(c) All Direct Claims asserted under this Article VIII shall be resolved as follows:

(i) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party disputes such Claim within thirty (30) Business Days of receipt of a Claim Notice. If the Indemnifying Party gives timely notice disputing any Claim (a “Counter Notice”), the Indemnifying Party shall promptly pay to Indemnified Party all non-disputed amounts, if any. If no Counter Notice is received by the Indemnified Party within the thirty (30) Business Days, then the dollar amount of the Claim as set forth in the original Claim Notice shall be deemed established and conclusive for purposes of this Agreement and, within three (3) Business Days after the end of such thirty (30) Business Day period, the Indemnifying Party shall make a payment to the Indemnified Party in the dollar amount claimed in the Indemnified Party’s Claim Notice.

(ii) In the event that a Counter Notice is delivered and disputed, in whole or in part by the Indemnified Party (a “Dispute”), the Indemnified Party and the Indemnifying Party shall seek in good faith to negotiate a resolution of such Dispute within ninety (90) days of receipt by the Indemnified Party of the applicable Counter Notice. If the Indemnified Party and the Indemnifying Party are not able to so resolve such Dispute, all of the Parties hereto agree that any Party shall have the right to submit such Dispute to a court of competent jurisdiction in accordance with Section 9.3 hereof.

(d) From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, the Indemnified Party shall grant the Indemnifying Party and its Representatives reasonable access to the books, records and properties of the Indemnified Party, and the Indemnified Party, in the case of Buyer, shall cause the Company and its Affiliates to grant the Indemnifying Party reasonable access to the books, records and properties of the Company and its Affiliates to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions designed to minimize the disruption to the businesses of the Indemnified Party and, if applicable, the Company and its Affiliates, as the case may be.

Section 8.4 Additional Limitations on Claims.

(a) In calculating amounts payable to an Indemnified Party, the amount of any Losses shall be determined without duplication of any other Loss for which a Claim has been made and already indemnified hereunder and shall be computed net of (i) payments actually recovered by the Indemnified Party under any insurance policy, less any increase in insurance premiums resulting therefrom, and (ii) any Tax Benefit realized by the Indemnified Party with respect to such Losses.

(b) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to Section 8.1(a) or Section 8.2 to the extent any Losses were attributable to such Indemnified Party’s own negligence or misconduct.

(c) Claims for indemnification pursuant to Section 8.1(a)(i) shall not be made after the expiration of the representations and warranties as provided for in Section 9.4.

(d) In respect of any Loss for which indemnification may be sought pursuant to this Article VIII, the Indemnified Party shall (and shall cause its Affiliates to) use commercially reasonable best efforts to pursue all legal rights and remedies available in order to mitigate the Losses to which it may be entitled to indemnification under this Agreement. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent such Indemnified Party has failed to comply with its obligations under this Section 8.4(d).

(e) The Parties agree the remedies provided in Article VI and this Article VIII shall be deemed the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby from and after Closing, and each Indemnified Party expressly waives and relinquishes, on behalf of itself, its successors and any assigns, any and all rights, claims or remedies such Person may have against any Indemnifying Party or any Affiliate thereof (and any of their respective stockholders, officers, directors, employees, agents or other Representatives) from and after Closing, other than (a) under Article VI or this Article VIII or (b) any claim seeking specific performance or other equitable relief from and after the Closing. Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement and the other Transaction Documents, except to the extent available in the event of actual fraud.

(f) Except as relates to Losses arising out of or related to the Assumed Liabilities or Excluded Liabilities, in no event shall any Party have any obligation or liability under this Article VIII arising from or relating to, directly or indirectly, any legislation or accounting principle not in force on the date hereof (or any alteration or repeal of any legislation or accounting principle in force on the date hereof), or which takes effect retroactively, or occurs as a result of any increase in the rate of Tax in force on the date hereof or any change in the practices of the relevant Governmental Entity (including changes in the interpretation of relevant legislation or accounting principles).

(g) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the same Loss be taken into account more than once for purposes of calculations in connection with, or application of, the De Minimis Claim Threshold, the Basket or the Maximum R&W Indemnification Amount.

(h) Any payment made under this Agreement shall (i) be characterized for all Tax purposes as an adjustment to the Purchase Price and (ii) be paid free and clear of any Tax.

(i) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, SUBSIDIARIES AND SUCCESSORS OF ANY OTHER PARTY HERETO FOR INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, IN EACH CASE, THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR, EXCEPT AS OTHERWISE PROVIDED THEREIN, ANY OTHER TRANSACTION DOCUMENT, WHETHER AS A DIRECT CLAIM OR A THIRD PARTY CLAIM, OR THE PERFORMANCE OR BREACH OF THE PROVISIONS HEREOF OR THEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER OR THEREUNDER EXCEPT IN CONNECTION WITH INDEMNIFICATION OBLIGATIONS HEREUNDER AND THEREUNDER WITH RESPECT TO THIRD PARTY CLAIMS.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable, and neither Buyer nor Parent may assign this Agreement or its rights hereunder unless such assignment is consented to in writing by the other Party, as applicable. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. For the avoidance of doubt, mergers, consolidations and other transactions involving a change of control of Parent or Buyer shall not be deemed “assignments” for purposes of this provision.

Section 9.2 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

Section 9.3 Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, CITY OF WILMINGTON. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 9.5; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. THE PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTIONS OR PROCEEDINGS MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. THE PARTIES HERETO IRREVOCABLY WAIVE, AND AGREE TO CAUSE THEIR SUBSIDIARIES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

Section 9.4 Survival. The representations and warranties contained herein shall survive the Closing and thereupon terminate upon the date that is eighteen months after the Closing, except that (a) the representations and warranties set forth in Section 3.1(p) shall survive until the third anniversary of the Closing Date, and (b) the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e) and 3.1(m) shall survive until ninety (90) days after the applicable statute of limitations (the applicable date until which a representation and warranty survives as set forth in this Section 9.4, the “Survival Expiration Date”), provided in each case such representations and warranties shall survive, with respect to any Claim made during the applicable survival period, until the resolution of such Claim hereunder. All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate, provided in each case such covenants and agreement shall survive with respect to any Claim made during the eighteen months after the Closing Date until the resolution of such Claim hereunder.

Section 9.5 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed facsimile, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer, to:

Integra LifeSciences Corporation

311 Enterprise Drive

Plainsboro, NJ 08536

Attn: Senior Vice President and General Counsel

Fax: 609-275-1082

and

Integra LifeSciences Corporation

311 Enterprise Drive

Plainsboro, NJ 08536

Attn: Corporate Development Department

Fax: 609-936-2385

With copies to (which shall not constitute notice):

GoodSmith Gregg & Unruh LLP

150 S. Wacker, Suite 3150

Chicago, IL 60606

Attn: Steven Wayland

Fax: (312) 322-0056

If to Parent, to:

Medtronic, Inc.

710 Medtronic Parkway, LC400

Minneapolis, MN 55432-5604

Attn: General Counsel

Fax: (763) 505-2980

and

Attn: Vice President Corporate Development

Fax: (763) 505-2613

and

Attn: Vice President, Chief Legal Counsel, Surgical Technologies

Fax: (904) 332-8914

With copies to (which shall not constitute notice):

Dorsey & Whitney LLP

50 South Sixth Street

Suite 1500

Minneapolis, MN 55402-1498

Attn: Brian G. Moore

Fax: (612) 395-5247

If to the Company, to Parent (as noted above) if before the Closing or to Buyer (as noted above) if after the Closing.

Section 9.6 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.7 Fees and Expenses. Except as otherwise specified in this Agreement, each Party hereto will bear its own costs and expenses (including investment advisory, legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as set forth in Sections 6.9 and 6.10.

Section 9.8 Entire Agreement. This Agreement (including the exhibits, schedules and annexes hereto) and the Transaction Documents constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

Section 9.9 Interpretation. Wherever a reference is made to an Article, Section or Schedule herein, such reference shall be to an Article, Section or Schedule of, or to, this Agreement, unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement including all exhibits, schedules and annexes. Any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof. The word “Agreement” shall mean this Agreement as amended or supplemented, together with all exhibits, schedules and annexes attached hereto. The specification of any dollar amount in any representation or warranty contained in Section 3.1 or Section 3.2 is not intended to imply that such amount, or higher or lower amounts, are or are not material for purposes of this Agreement or any other Transaction Documents, and no Party shall use the fact of the setting forth of any such amount in any dispute or controversy between or among the Parties as to whether any obligation, item or matter not described herein or included in the Parent Disclosure Schedule or the Buyer Disclosure Schedule is or is not material for purposes of this Agreement or any other Transaction Documents.

Section 9.10 Disclosure. Any exception or qualification set forth on the Parent Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make reasonably apparent or otherwise make the other Parties reasonably aware that such exception or qualification is applicable to such other representations, warranties or covenants whether or not such exception or qualification is so numbered. The inclusion of information in any section of the Parent Disclosure Schedule hereto shall not be construed as an admission that such information is material to the Company or the Business.

Section 9.11 Waiver and Amendment. Any provisions of this Agreement may be waived in writing at any time by the party to be bound thereby, and any of the provisions of this Agreement may be amended at any time by the mutual written agreement of Buyer and Parent.

Section 9.12 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile or emailed .pdf signatures shall be deemed originals.

Section 9.13 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

Section 9.14 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 9.15 Waiver. EXCEPT AS OTHERWISE CONTEMPLATED BY OR PROVIDED IN THIS AGREEMENT, FROM AND AFTER THE CLOSING, PARENT (ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY RELEASES AND FOREVER DISCHARGES THE COMPANY AND ITS DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS, REPRESENTATIVES, SUBSIDIARIES, AFFILIATED COMPANIES, SUCCESSORS AND ASSIGNS OF AND FROM ANY AND ALL CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, EXPENSES AND SUITS OF EVERY KIND, CHARACTER AND DESCRIPTION, KNOWN OR UNKNOWN, AT LAW OR IN EQUITY, WHICH PARENT OR SUCH AFFILIATE MAY HAVE HAD AT ANY TIME HERETOFORE, MAY HAVE NOW OR MAY HAVE AT ANY TIME HEREAFTER, ARISING FROM, RELATING TO, RESULTING FROM OR IN ANY MANNER INCIDENTAL TO ANY AND EVERY MATTER, THING OR EVENT WHATSOEVER OCCURRING OR FAILING TO OCCUR AT ANY TIME IN THE PAST UP TO AND INCLUDING THE DATE OF THIS AGREEMENT, AND, BY RECEIPT OF THE CONSIDERATION TO BE RECEIVED BY PARENT AND THE SHARES AND BUSINESS ASSETS TO BE RECEIVED BY BUYER AT CLOSING, UP TO AND INCLUDING THE CLOSING, INCLUDING MATTERS RELATING TO (I) THE COMPANY OR THE BUSINESS, (II) THE SHARES OR ANY OTHER OWNERSHIP INTEREST IN THE COMPANY AND (III) ANY INFORMATION PROVIDED BY THE COMPANY TO PARENT AND BUYER IN CONNECTION WITH OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. PARENT SHALL REAFFIRM THE FOREGOING RELEASE AT THE CLOSING.

Section 9.16 Specific Performance. Parent and Buyer acknowledge that the Business is unique and recognize and affirm that in the event of a breach of this Agreement by Parent, the Company or Buyer, as the case may be, money damages would be inadequate and the non-breaching Parties would have no adequate remedy at law. Accordingly, Parent, the Company and Buyer agree that each of them shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive, and/or other equitable relief.

Section 9.17 Setoff. Buyer shall not have any right of setoff with respect to the Purchase Price except to the extent the validity and the amount of any Claim shall have been finally determined, or agreed in writing by Parent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Stock and Asset Purchase Agreement to be executed the day and year first above written.

INTEGRA LIFESCIENCES CORPORATION

By:	/s/ Peter J. Arduini
Name:	Peter J. Arduini
Title:	President and CEO

MEDTRONIC, INC.

By:	/s/ Christopher M. Cleary
Name:	Christopher M. Cleary
Title:	VP, Corporate Development

MEDTRONIC XOMED INSTRUMENTATION, SAS

By:	/s/ Delhaye Arnaud
Name:	Delhaye Arnaud
Title:	CEO

Signature Page – Stock and Asset Purchase Agreement